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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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OneBeacon Insurance Group, Ltd.
(Name of Registrant as Specified In Its Charter)

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Notice of 2010
Annual General Meeting
of Members and
Proxy Statement

ONEBEACON INSURANCE GROUP, LTD.

NOTICE OF 2010 ANNUAL GENERAL MEETING OF MEMBERS

TO BE HELD JUNE 16, 2010

April 23, 2010

        Notice is hereby given that the 2010 Annual General Meeting of Members of OneBeacon Insurance Group, Ltd. will be held on Wednesday, June 16, 2010, at 12:00 noon Atlantic Time at Tucker's Point Hotel, 60 Tucker's Point Drive, Hamilton Parish, Bermuda. At this meeting, you will be asked to consider and vote upon the following proposals:

  1)
  election of four Class I directors with a term ending in 2013; and

  2)
  approval of the appointment of PricewaterhouseCoopers LLP as the Company's Independent Registered Public Accounting Firm for 2010.

        The Company's audited financial statements for the year ended December 31, 2009, as approved by the Company's Board of Directors, will be presented at the Annual General Meeting.

        Members of record of common shares on April 1, 2010, the record date, (1) who are individuals, may attend and vote at the meeting in person or by proxy, or (2) which are corporations or other entities, may have their duly authorized representative attend and vote at the meeting in person or by proxy. A list of all Members entitled to vote at the meeting will be open for public examination during regular business hours beginning on or about April 26, 2010 at the Company's registered office located at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda.

        All Members are invited to attend this meeting.

By Order of the Board of Directors,

Jane E. Freedman Secretary

        Members are invited to complete and sign the accompanying proxy card to be returned to OneBeacon Insurance Group, Ltd., c/o Wells Fargo Shareowner Services, P.O. Box 64873, St. Paul, MN 55164-9397 in the envelope provided, whether or not they expect to attend the meeting. Members who hold their common shares in a brokerage account, an employee benefit plan or through a nominee may have the added flexibility of voting their shares by telephone or over the internet.

        OneBeacon Insurance Group, Ltd., an exempted Bermuda limited liability company, through its subsidiaries (collectively, "OneBeacon," the "Company," "we," "us," or "our") is a property and casualty insurance writer that provides a range of insurance products and services. OneBeacon was acquired by White Mountains Insurance Group, Ltd. (collectively with its subsidiaries excluding OneBeacon, "White Mountains") in 2001. White Mountains is an exempted Bermuda limited liability company whose principal businesses are conducted through its property and casualty insurance and reinsurance subsidiaries and affiliates. During the fourth quarter of 2006, White Mountains sold 27.6 million or 27.6% of the Company's common shares in an initial public offering. Prior to the initial public offering, OneBeacon was a wholly-owned subsidiary of White Mountains. As of the date hereof, Lone Tree Holdings Ltd. and Sirius International Holdings (NL) B.V., subsidiaries of White Mountains, beneficially own all of the Company's issued and outstanding class B common shares, representing approximately 96.8% of the voting power of our voting securities and approximately 75.4% of our outstanding common shares.

        Our headquarters are located at 14 Wesley Street, 5th Floor, Hamilton HM11, Bermuda. Our U.S. headquarters are located at 1 Beacon Lane, Canton, Massachusetts 02021, our principal executive office is located at 601 Carlson Parkway, Minnetonka, Minnesota 55305 and our registered office is located at Clarendon House, 2 Church Street, Hamilton HM11, Bermuda.

ii

ONEBEACON INSURANCE GROUP, LTD.

PROXY STATEMENT

        This Proxy Statement is being furnished in connection with the solicitation of proxies on behalf of the Company's Board of Directors (the "Board") for the 2010 Annual General Meeting of Members (the "2010 Annual Meeting"), to be held on Wednesday, June 16, 2010 at Tucker's Point Hotel, 60 Tucker's Point Drive, Hamilton Parish, Bermuda. The solicitation of proxies will be made by mail, and the proxy statement and related proxy materials will be distributed to holders of the Company's common shares ("Members" or "shareholders"), par value $0.01 per share, on or about April 23, 2010.

        Members as of the close of business on April 1, 2010, the record date, are entitled to vote at the meeting.

        You can ensure that your common shares are properly voted at the meeting by completing, signing, dating, and returning the enclosed proxy card in the envelope provided. Members who hold their common shares in a brokerage account, an employee benefit plan or through a nominee may have the added flexibility of voting by telephone or over the internet. A Member has the right to appoint another person (who need not be a Member) to represent the Member at the meeting by completing an alternative form of proxy which can be obtained from the Secretary or by notifying the Inspector of Election (see page 47). Every Member entitled to vote has the right to do so either in person or by one or more persons authorized by a written proxy executed by such Member and filed with the Secretary. Any proxy duly executed will continue in full force and effect unless revoked by the person executing it in writing or by the filing of a subsequent proxy.

        Sending in a signed proxy will not affect your right to attend the meeting and vote. If a Member attends the meeting and votes in person, his or her signed proxy is considered revoked.

PROPOSAL 1—ELECTION OF THE COMPANY'S DIRECTORS

THE BOARD OF DIRECTORS

        The Board is divided into three classes (each a "Class"). Each Class serves a three-year term. At the 2010 Annual Meeting, Lois W. Grady, T. Michael Miller, Lowndes A. Smith and Kent D. Urness are nominated to be elected as Class I directors with a term ending in 2013. The nominees, together with the other members of the Board of Directors, are listed on pages 2-5 along with their biographies and qualifications to serve as directors of our Board.

Director Qualifications and Board Diversity

        The Nominating and Governance Committee is responsible for identifying and evaluating director candidates and recommending them to the Board of Directors for nomination and election by Members. In performing this role, the Nominating and Governance Committee does not set specific criteria for directors nor does it have a formal diversity policy. The Committee is responsible for determining desired Board skills and attributes at any given time based upon the needs of the Company, the Board and the standing committees of the Board to maintain effective operating bodies. All directors must possess the attributes of integrity, strong leadership, sound judgment, excellent decision making and a willingness to work as an integral part of a team. All directors must be willing to devote adequate time and effort to Board responsibilities. In addition, the Nominating and Governance Committee may consider qualifications such as independence, expertise and experience in a variety of areas including finance, leadership, risk management, legal and regulatory compliance, and the insurance industry. The Nominating and Governance Committee may consider any other factor, skill, qualification or attribute it deems relevant as it determines the best mix of characteristics for the members of the Board at any given time. The Board believes that having directors with a combination of these skills ensures that the Board and the Company are operating most effectively.

        The current members of the Board, nominees and terms of each Class are set forth below:

Director	Age	Director since
Class I—Term ending in 2013*
Lois W. Grady	65	2006
T. Michael Miller	51	2006
Lowndes A. Smith	70	2006
Kent D. Urness	61	2007
Class II—Term ending in 2011
David T. Foy	43	2006
Richard P. Howard	63	2006
Ira H. Malis	50	2007
Class III Nominees—Term ending in 2012
Raymond Barrette	59	2007
Reid T. Campbell	42	2006
Morgan W. Davis	59	2006

*
Nominees to be elected at the 2010 Annual Meeting

        Of the nominees for election at the 2010 Annual Meeting, Messrs. Miller and Smith were elected to the Board by the sole Member, White Mountains, prior to the Company's initial public offering in November 2006. Ms. Grady was elected to the Board in December 2006 and was recommended by Messrs. Smith and Foy. Mr. Urness was elected to the Board in March 2007 and was recommended by Mr. Miller. The Board recommends a vote FOR Proposal 1 which calls for the election of the 2010 nominees.

        The following information presents the principal occupation, business experience, recent business activities involving OneBeacon and other affiliations of the directors. Each of Ms. Grady and Messrs. Smith, Urness, and Malis has no relationship with the Company or White Mountains other than his or her service as a member of the Board of Directors of the Company and Board committees and thus qualifies as independent for purposes of the New York Stock Exchange Listing Standards ("NYSE Standards"), Section 162(m) of the Internal Revenue Code ("Section 162(m)") and Section 16 of the Securities Exchange Act of 1934, as amended ("Section 16").

Class I Nominees—Term Ending in 2013

        Lois W. Grady has been a director of the Company since December 2006. She has served as an independent consultant since her retirement from Hartford Life, Inc., a subsidiary of The Hartford Financial Services Group, Inc. Ms. Grady served as Executive Vice President and Director of Information Systems and Services at Hartford Life from 2002-2004 and as Senior Vice President and Director of Investment Product Services at Hartford Life from 1998-2002. Ms. Grady is also a director of Symetra Financial Corporation.

        Ms. Grady possesses extensive experience in the insurance and financial service industries having served as a member of the senior management team at Hartford Life. While at Hartford Life, Ms. Grady gained broad experience in the areas of technology, systems, strategy, mergers and acquisitions, financial reporting, expense management, risk management and legal and regulatory compliance.

        T. Michael Miller has been a director of the Company since August 2006. He joined the Company as Chief Operating Officer in April 2005 and became President and Chief Executive Officer in July 2005. Prior to joining OneBeacon, Mr. Miller spent 10 years at St. Paul Travelers, most recently as

Co-Chief Operating Officer. Prior to joining St. Paul Travelers, Mr. Miller spent 14 years with The Chubb Corporation.

        Mr. Miller possesses 29 years of experience in the insurance industry. He is the Chief Executive Officer of the Company and thus has extensive experience and detailed knowledge of all aspects of the business and operations of the Company, including the Company's strategy, management, risk profile and financial issues, among other things.

        Lowndes A. Smith has been Chairman of the Board of Directors of the Company since October 2006. Mr. Smith serves as Managing Partner of Whittington Gray Associates. Mr. Smith formerly served as Vice Chairman of The Hartford Financial Services Group, Inc. ("The Hartford") and President and Chief Executive Officer of Hartford Life Insurance Company until 2001. He joined The Hartford in 1968. He is currently co-chair of the Investment Committee of The Hartford's mutual funds and serves as a director of 85 investment companies in the mutual funds of The Hartford. Mr. Smith is also a director, the Chair of the Audit Committee and serves on the Compensation Committee of the Board of Directors of White Mountains and also serves as the Chairman of the Board of Directors of Symetra Financial Corporation where he also serves on the Audit, Compensation, IPO and Nominating & Governance Committees.

        Mr. Smith possesses more than 40 years of experience in the property and casualty and life insurance industries and has broad management, financial and board experience. He has extensive financial reporting, accounting, management, risk management, mergers and acquisitions, and investor relations experience, among other things.

        Kent D. Urness has been a director of the Company since February 2007. Since his retirement from St. Paul Travelers in April 2005 until November 2006, Mr. Urness served as Non-Executive Chairman of St. Paul Travelers Insurance Company and as a Non-Executive Director of St. Paul at Lloyd's. From 2001 until his retirement, he served as Executive Vice President with responsibility for International and Lloyd's. He served in positions of increasing responsibility over his 34 year career at St. Paul Travelers.

        Mr. Urness possesses more than 40 years of experience in the insurance industry having worked for the St. Paul companies for 34 years in management and executive positions. He has extensive experience in management, insurance operations, underwriting, technology, systems, financial reporting, regulatory compliance and internal controls, among other things.

Class II Directors—Term Ending in 2011

        David T. Foy has been a director of the Company since October 2006. Mr. Foy has served as Executive Vice President and Chief Financial Officer of White Mountains since April 2003. Prior to joining White Mountains in 2003, Mr. Foy served as Senior Vice President and Chief Financial Officer of Hartford Life, Inc., a subsidiary of The Hartford Financial Services Group, Inc. and joined that company in 1993. Prior to joining Hartford Life, Mr. Foy was with Milliman and Robertson, an actuarial consulting firm. Mr. Foy also serves on the Board of Directors of Symetra Financial Corporation.

        Mr. Foy possesses extensive financial reporting and insurance industry experience having served as a chief financial officer of White Mountains and Hartford Life. Mr. Foy is also an actuary. Because Mr. Foy is Chief Financial Officer of White Mountains, he has extensive and detailed knowledge of the Company's operations, management, financial reporting, underwriting, reserves, investor relations, rating agency relationships, mergers and acquisitions, capital and business, among other things.

        Richard P. Howard has been a director of the Company since October 2006. Mr. Howard has served as a portfolio manager for Prospector Partners, LLC since August 2005. Prior to that, he was a Managing Director of White Mountains Advisors LLC from 2001 through 2005 and a director of the

OneBeacon insurance companies from 2002 through 2005. From 1982 through 2001, Mr. Howard was a vice president and portfolio manager of T. Rowe Price Associates, Inc., including responsibility for the management of T. Rowe Price Capital Appreciation Fund. Mr. Howard serves as a Trustee of Quinnipiac University.

        Mr. Howard possesses extensive experience in investments, financial statements, company operations and strategy, among other things, having served in various capacities at Prospector Partners and T. Rowe Price as a portfolio manager for over 28 years. Because of his background and experience as well as his position at Prospector Partners, he has extensive and detailed knowledge of the Company's investment portfolios, risk tolerance, capital management and business, among other things.

        Ira H. Malis has been a director of the Company since August 2007. Mr. Malis has served as a Managing Director of Equity Capital Markets at Stifel Nicolaus since November 2007. He was formerly Senior Vice President of Legg Mason Capital Management from 2004 to August 2007. From 2000 to 2004, he served as Sell-Side Director of Research at Legg Mason Wood Walker. Prior to that, he held research analyst and consultant positions at various investment firms from 1983-2000.

        Mr. Malis possesses extensive knowledge of the property and casualty insurance industry having worked as an analyst at investment companies and banks for over 20 years. He has broad experience in and knowledge of accounting, financial reporting, capital management, investor relations, ratings agencies, as well as the property and casualty insurance industry generally. He also has a detailed understanding of investment portfolios, strategies and performance as well as the financial markets generally.

Class III Directors—Term Ending in 2012

        Raymond Barrette has been a director of the Company since August 2007. Since January 2007, Mr. Barrette has been Chairman and Chief Executive Officer of White Mountains. He served as a director of White Mountains from 2000 to 2005 and was re-appointed as a director in August 2006. He previously served as President and Chief Executive Officer of White Mountains from 2003 to 2005, as Chief Executive Officer of OneBeacon Insurance Company from 2001 to 2002, as President of White Mountains from 2000 to 2001 and as Chief Financial Officer of White Mountains from 1997 to 2000. Prior to joining White Mountains in 1997, Mr. Barrette had 23 years of experience in the insurance business, mostly at Fireman's Fund Insurance Company. Mr. Barrette also served as a director of Montpelier Re Holdings, Ltd. from 2001 to 2007.

        Mr. Barrette possesses broad management, financial and operational experience having worked in the property and casualty insurance industry for over 35 years. In his current position as the Chief Executive Officer of White Mountains, he had extensive and detailed knowledge and information regarding the business, operations, financial reporting, capital, underwriting and other aspects of the Company. He is also an actuary.

        Reid T. Campbell has been a director of the Company since October 2006. He has served as a Managing Director of White Mountains Capital, Inc. since January 2004. He joined White Mountains in 1994 and has served in a variety of financial management positions with White Mountains. Prior to joining White Mountains, Mr. Campbell spent three years with KPMG LLP.

        Mr. Campbell possesses extensive financial management, reporting and accounting expertise having served in a variety of financial management positions at White Mountains Capital, Inc. and a public accounting firm. In his current position as Managing Director of White Mountains Capital, he has detailed and extensive knowledge and information regarding the business, operations, financial reporting, accounting, financial management, capital management, rating agency relationships and other aspects of the Company.

        Morgan W. Davis has been a director of the Company since October 2006. Mr. Davis served as the President and a director of American Centennial Insurance Company, formerly a wholly-owned subsidiary of White Mountains, from October 1999 to October 2008. He was formerly Managing Director at OneBeacon Insurance Group LLC from 2001 to 2005. From 1994 to 2001, he served in a variety of capacities with White Mountains. Prior to that, he was with Fireman's Fund Insurance Company for seven years and INA/Cigna for ten years. He is also a director of White Mountains and Montpelier Re Holdings, Ltd. where he serves as Chairman of the Nominating and Governance and Compensation Committees.

        Mr. Davis possesses broad industry, management, operational and board experience having worked in the property and casualty insurance industry for 37 years. He has served on the boards of more than a dozen insurance companies, and has held executive and management positions at four large insurance companies.

CORPORATE GOVERNANCE

        Corporate governance is the system by which companies are directed and controlled and involves the distribution of rights and responsibilities among the Board, management and the Company's Members. The Board has adopted Corporate Governance Guidelines that set forth its overall approach towards corporate governance. The Company also has a Code of Business Conduct that applies to all directors, officers and employees in carrying out their responsibilities to and on behalf of the Company. No waivers of the Code of Business Conduct were requested of, or granted by, the Board for any director or executive officer during 2009. The Company's Corporate Governance Guidelines and Code of Business Conduct are available at www.onebeacon.com and in print, free of charge, to any Member who requests a copy.

        White Mountains, through its subsidiaries Lone Tree Holdings Ltd. and Sirius International Holdings (NL) B.V., beneficially owns all of the Company's issued and outstanding class B common shares, representing 96.8% of the voting power of our voting securities and 75.4% of our outstanding common shares. As a result, we rely upon the "controlled company" exemption under the rules of The New York Stock Exchange (the "NYSE") with respect to our Board of Directors and committee composition. Pursuant to this exemption, we are not required to comply with the rules that require that our Board of Directors be comprised of a majority of independent directors as defined by the NYSE. Our Board of Directors currently consists of 10 persons, 4 of whom are independent as defined under the rules of the NYSE and 6 of whom are current or former employees, directors or officers of White Mountains or the Company.

        The Board of Directors has determined that each of Ms. Grady and Messrs. Malis, Smith and Urness are independent in accordance with NYSE rules. For a director to be independent, the Board must determine that the director has no relationship with the Company (other than being a director or shareholder of the Company) or has only immaterial relationships with the Company. The Company does not apply categorical standards as a basis for determining director independence. Accordingly, the Board considers all relevant facts and circumstances, on a case-by-case basis, in making an independence determination.

        The Board notes no relationships (other than being directors or shareholders) between Ms. Grady and Messrs. Malis, Smith and Urness and the Company or White Mountains. The Board notes relationships with the other members of the Board as disclosed in this proxy statement on page 36 under the heading "Transactions with Related Persons, Promoters and Certain Control Persons". In making its independence determinations, the Board considered all such relationships in light of NYSE standards as well as the attributes it believes should be possessed by independent-minded directors.

        At each meeting of the Board, the non-management directors meet in executive session without Company management present. Mr. Smith, the Chairman of the Board, presides over these meetings.

The procedures for Members, employees and others interested in communicating directly with any or all of the non-management directors are described on page 10.

The Board and its Leadership Structure

        The primary responsibility of the Board is to oversee and review management's performance of these functions in order to advance the long-term interests of the Company and its Members, while the day-to-day management of the Company, including preparation of financial statements and short-term and long-term strategic planning, is the responsibility of management.

        In fulfilling its responsibility, directors must exercise common sense business judgment and act in what they reasonably believe to be in the best interests of the Company and its Members. Directors are entitled to rely on the honesty and integrity of senior management and the Company's outside advisors and auditors. However, it is the Board's responsibility to establish that they have a reasonable basis for such reliance by ensuring that they have a strong foundation for trusting the integrity, honesty and undivided loyalty of the senior management team upon whom they are relying and the independence and expertise of outside advisors and auditors.

        The Chairman and Deputy Chairman of the Board are selected by the Board from among its members. The Board has no established policy with respect to combining or separating the offices of Chairman and CEO. This decision is made depending on what is in the Company's best interests at any given point in time.

        The Board believes that the most effective leadership structure at this time is to separate the roles of Chairman and Chief Executive Officer. Mr. Smith serves as the independent Chairman of the Board, and Mr. Miller serves as Chief Executive Officer of the Company and Deputy Chairman of the Board. When White Mountains formed the Company, elected the Board and initially designed a governance and Board leadership structure in 2006 at the time of the Company's initial public offering, White Mountains as the majority and controlling shareholder concluded that separation of the positions of Chairman and Chief Executive Officer was appropriate.

Committees of the Board

Audit Committee

        The primary purposes of the Audit Committee are to: (1) assist Board oversight of the integrity of the Company's financial statements, the qualifications and independence of the independent auditors, the performance of the internal audit function and the independent auditors, and the Company's compliance with legal and regulatory requirements; (2) provide an avenue of communication among the independent auditors, management, the internal auditors and the Board; and (3) prepare the Report of the Audit Committee (which appears on page 43).

        Even though we rely on the "controlled company" exemption under the rules of the NYSE, we are required to have a fully independent audit committee. The Audit Committee is currently comprised of Mr. Urness (Chairman), Mr. Malis and Mr. Smith. Mr. Urness is the audit committee financial expert, as defined in SEC rules, based upon his training and experience. The Board has determined that each member of the Audit Committee satisfies applicable NYSE requirements as well as the separate independence standards set forth by the SEC.

        The Audit Committee Charter, which outlines the duties and responsibilities of the Audit Committee, is available at www.onebeacon.com and in print, free of charge, to any Member who requests a copy.

Compensation Committee

        The primary purposes of the Compensation Committee are to: (1) review and make recommendations on director compensation; (2) discharge the Board's responsibilities relating to the compensation of executives; (3) oversee the administration of the Company's compensation plans, in particular the incentive compensation and equity-based plans; and (4) prepare the Report of the Compensation Committee on Executive Compensation (which appears on page 24). The Compensation Committee approves all compensation for executive officers and the other executives who report directly to the Chief Executive Officer except for compensation approved by the Performance Compensation Subcommittee (the "Subcommittee"). The Compensation Committee relies on the Chief Executive Officer and the Chief Human Resources Officer to assess, design and recommend compensation programs, plans and awards for executives and directors, subject to Committee or Subcommittee approval, and to administer approved programs for its non-executive officers and employees within the parameters of plan design and Committee direction. The Committee or the Subcommittee also approves all long-term equity and non-equity incentive compensation plan awards. The Compensation Committee Charter, which outlines the duties and responsibilities of the Compensation Committee, is available at www.onebeacon.com and in print, free of charge, to any Member who requests a copy.

        Compensation Consultants.    Pursuant to its charter, the Committee has the authority to engage a compensation consultant to assist it in the performance of its duties. The Committee has in the past engaged Towers Watson (formerly Watson Wyatt Worldwide) ("Towers Watson"), a compensation consultant, to assist it in the performance of certain of its duties, as described in more detail in the Compensation Discussion and Analysis which begins on page 13. During 2009, the Company engaged Towers Watson or an affiliate to provide (1) executive compensation consulting services and (2) non-executive compensation services including actuarial services in connection with the Company's pension plan and compensation management software. The Company paid Towers Watson or its affiliate $6,236 and $1,242,436, respectively, for the provision of the services.

Performance Compensation Subcommittee

        In May 2008, the Compensation Committee formed the Subcommittee comprised solely of independent directors. The Committee delegated the following duties to the Subcommittee: review and approval of (i) awards under equity compensation plans of the Company for purposes of compliance with Section 16 of the Securities Exchange Act of 1934, as amended; and (ii) performance-based compensation to ensure compliance as and when required with Section 162(m) of the Internal Revenue Code of 1986, as amended ("Section 162(m)").

Nominating and Governance Committee

        The primary purposes of the Nominating and Governance Committee are to: (1) identify individuals qualified to become Board members and recommend such individuals for nomination and election to the Board; (2) make recommendations to the Board concerning committee appointments; (3) develop, recommend and annually review corporate governance guidelines applicable to the Company and oversee corporate governance matters; and (4) oversee the evaluation of the Board and management.

        Since we rely on the "controlled company" exemption under the rules of the NYSE, we are not required to have a fully independent nominating committee. The Nominating and Governance Committee is currently comprised of Mr. Foy (Chairman), Mr. Campbell, Mr. Davis and Ms. Grady. The Board has determined that Ms. Grady satisfies NYSE independence standards.

        The Nominating and Governance Committee Charter, which outlines the duties and responsibilities of the Nominating and Governance Committee, is available at www.onebeacon.com and in print, free of charge, to any Member who requests a copy.

        General Criteria and Process for Selection of Director Candidates.    The Committee considers director candidates from diverse sources and welcomes suggestions from Members, management and the Board of Directors. There is no difference in the way in which the Committee evaluates nominees for director based upon the source of the nomination. From time to time, the Committee may engage a third party for a fee to assist it in identifying potential director candidates. Director qualifications and board diversity are discussed at page 1 of this proxy statement.

        Consideration of Director Candidates Nominated by Members.    The Company has not adopted a specific policy regarding consideration of director candidates from Members. Members who wish to recommend candidates for consideration by the committee may submit their nominations in writing to the Secretary at the address provided in this Proxy Statement or on the Company's web site at www.onebeacon.com. The Committee may consider such Member recommendations when it evaluates and recommends candidates to the Board for submission to Members at each annual general meeting. In addition, subject to the rights of White Mountains as the holder of the Class B common shares, Members may nominate director candidates for election without consideration by the Committee by complying with the eligibility, advance notice and other provisions of our Bye-Laws as described below.

        Procedures for Nominating Director Candidates.    Member nominations of director candidates may be made if received timely by the Secretary as outlined below. Under the Company's Bye-laws, nominations for the election of directors may be made by the Board or by any Member entitled to vote for the election of directors (a "Qualified Member"). A Qualified Member may nominate persons for election as directors only if written notice of such Qualified Member's intent to make such nomination is delivered to the Secretary not later than: (1) with respect to an election to be held at an annual general meeting, between 90 days and 120 days prior to the anniversary date of the immediately preceding annual general meeting or not later than 10 days after notice or public disclosure of the date of the annual general meeting is given or made available to Qualified Members, whichever date is earlier; and (2) with respect to an election to be held at a special general meeting for the election of directors, the close of business on the tenth day following the date on which notice of such meeting is first given to Qualified Members. Each such notice shall set forth: (a) the name and address of the Qualified Member who intends to make the nomination and of the person or persons to be nominated; (b) the class and number of shares that are owned beneficially and of record by the Qualified Member; (c) a representation that the Qualified Member is a holder of record of common shares entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (d) a representation as to whether the Qualified Member intends or is part of a group that intends to deliver a proxy statement or form of proxy to holders of at least the percentage of outstanding shares required to elect the nominee or otherwise to solicit proxies from Members in support of such nomination; (e) a description of all arrangements or understandings between the Qualified Member and each such candidate and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the Qualified Member; (f) such other information regarding each candidate proposed by such Qualified Member as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each such candidate been nominated, or intended to be nominated, by the Board; and (g) the consent of each such candidate to serve as a director of the Company if so elected.

Executive Committee

        The primary purpose of the Executive Committee is to act on behalf of the full Board of Directors during intervals between regular meetings, with the exception of matters that, by applicable law or the Company's Bye-Laws, may not be delegated.

Meetings of the Board

        During 2009, the full Board met 5 times, the Audit Committee met 8 times, the Compensation Committee met 4 times, the Performance Compensation Subcommittee met 4 times and the Nominating and Governance Committee met 2 times. During 2009, each director attended at least 75% of the meetings of the Board (held during the period for which he or she served as a director) and the meetings held by all committees of the Board on which he or she served (during the periods that he or she served). All directors attended the 2009 Annual General Meeting and plan to attend the 2010 Annual Meeting.

Risk Oversight

        The Board believes that oversight of the Company's risk management efforts is the responsibility of the entire Board and the senior leadership. The subject of risk management is a recurring discussion topic at Board meetings, for which the Board receives regular updates, and comprehensive formal reports, at least annually. At least twice per year, the Board receives a report regarding the efforts of the Company's Enterprise Risk Management Committee including a Company-wide risks report. In addition, in order to ensure that all areas of risk are adequately covered from a Board oversight perspective, senior management presents a compliance review to the Board at least annually which covers all areas of the Company's compliance efforts as well as the relevant Board or committee oversight responsibility. The Board or relevant committee receives regular updates as necessary or appropriate regarding changes in the law that impact the business and operations of the Company as well as the Company's regulatory compliance structure.

        Additionally, the Board's committees are assigned oversight responsibility for particular areas of risk. For example, the Audit Committee oversees management of risks related to accounting, auditing and financial reporting, including the development, implementation and maintenance of appropriate internal controls over financial reporting. The Nominating and Governance Committee is responsible for the oversight of risks associated with committee assignments, directors' independence and conflicts of interest. From time to time as necessary or appropriate, the Nominating and Governance Committee receives a corporate governance update highlighting recent changes in the rules governing corporate governance disclosures as well as the impact on the Company and its disclosures. The Compensation Committee oversees risks related to executive compensation plans and implementation. All of these risks are discussed at committee meetings to which all Board members are invited as well as in the course of the regularly scheduled Board meetings.

        Compensation Risks Analysis.    In connection with the establishment and granting of awards under the 2010 Management Incentive Plan and the 2010-2012 cycle of the long-term incentive plan, management undertook an analysis of the performance metrics proposed to be established under those plans. Management analyzed each plan generally as well as each performance goal under each plan, in conjunction with the business process or processes involved in attaining the performance goal. Management considered any mitigating factors, including internal controls designed to prevent fraud or manipulation of business processes and operations, in its evaluation. For example, there is both pricing and reserving risk inherent in the property and casualty insurance business. The Company has established disciplines and controls regarding pricing, including underwriting guidelines and internal controls that seek to prevent any deviation from or circumvention of the guidelines by one or more underwriters. With respect to reserving risk, the Company has appointed a Chief Actuary who independently sets, and PricewaterhouseCoopers LLP, the Company's independent accountant, which audits, the Company's reserves to ensure that they are adequate to support the Company's business.

        Management presented its analysis to the Compensation Committee in February 2010. Based on the analysis, the Committee concluded that the Company's 2010 Management Incentive Plan and the 2010-2012 cycle of the long-term incentive plan and the performance measures of combined ratio and growth in book value used in those plans did not create risks that would be reasonably likely to have a material adverse effect on the Company.

Communication with the Board

        The Nominating and Governance Committee has approved a process by which anyone who has a concern about our conduct may communicate that concern to the Chairman of the Board of Directors on behalf of the non-management directors as a group. You may contact the Chairman of the Board in writing care of the Secretary at the address provided in this Proxy Statement. Interested parties also may contact the Chairman of the Board electronically by submitting comments on our web site at www.onebeacon.com under the heading "Investor Relations/Corporate Governance."

        Anyone who has a concern regarding our accounting, internal accounting controls or auditing matters may communicate that concern to the Audit Committee. You may contact the Audit Committee in writing care of the Secretary at the address provided in this Proxy Statement. Interested parties may also contact the Audit Committee electronically by submitting comments on our web site at www.onebeacon.com under the heading "Investor Relations/Corporate Governance."

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Voting Rights of Members

        As of March 31, 2010, there were 23,368,400 Class A common shares outstanding and 71,754,738 Class B common shares outstanding. Members of record of Class A common shares shall be entitled to one vote per common share, provided that, if and so long as the votes conferred by "Controlled" Class A common shares (as defined below) of any person, other than White Mountains, constitute more than 9.5% percent of the votes conferred by the outstanding common shares of the Company, the vote conferred by each Class A common share comprised in such Controlled Class A common shares shall be reduced by whatever amount is necessary so that after any such reduction the votes conferred by such shares constitute 9.5% of the votes conferred by our outstanding common shares.

        In giving effect to the foregoing provisions, the reduction in the vote conferred by the Controlled Class A common shares of any person shall be effected proportionately among all the Controlled Class A common shares of such person; provided, however, that if a holder of our common shares owns, or is treated as owning by the application of Section 958 of the Internal Revenue Code of 1986, as amended, of the United States (the "Code"), interests in another holder of our common shares, the reduction in votes conferred by Controlled Class A common shares of such holder (determined solely on the basis of Controlled Class A common shares held directly by such holder and Controlled Class A common shares attributed from such other holder) shall first be effected by reducing the votes conferred on the Controlled Class A common shares held directly by such holder and any remaining reduction in votes shall then be conferred proportionally among the Controlled Class A common shares held by the other holders (in each case, to the extent that doing so does not cause any person to be treated as owning Controlled Class A common shares constituting more than 9.5% of the votes conferred by the outstanding common shares of OneBeacon). In the event that the aggregate reductions required by the foregoing provisions result in less than 100 percent of the voting power over the votes entitled to be cast, the excess of 100 percent of the voting power over the votes entitled to be cast shall be conferred on the Class A common shares held by our holders proportionately, based on the number of Class A common shares held by each holder; to the extent that doing so does not cause any person to be treated as owning Controlled Class A common shares constituting more than 9.5% of the votes conferred by the outstanding common shares of OneBeacon.

        "Controlled" Class A common shares in reference to any person other than White Mountains means:

  (1)
  all Class A common shares directly, indirectly or constructively owned by such person within the meaning of Section 958 of the Code; and

  (2)
  all Class A common shares directly, indirectly or constructively owned by any person or "group" of persons within the meaning of Section13(d)(3)of the Exchange Act and the rules and regulations promulgated thereunder; provided that this clause (ii)shall not apply to (a)any person (or any group that includes any person) that has been exempted from the provisions of this clause or (b)any person or group that the Board, by the affirmative vote of at least seventy-five percent (75%) of the entire Board, may exempt from the provisions of this clause.

        Lone Tree Holdings Ltd. and Sirius International Holdings (NL) B.V., the Members of record of the outstanding Class B common shares, are entitled to ten votes for every Class B common share.

Principal Holders of Common Shares

        To the knowledge of the Company, there was no person or entity beneficially owning more than 5% of the common shares outstanding as of March 31, 2010, except as shown below.

Name and address of beneficial owner	Number of Common Shares Beneficially Owned		Percent of Class	Percent of Shares Outstanding

White Mountains Insurance Group, Ltd., 14 Wesley Street, 5th Floor, Hamilton HM 11 Bermuda(1)	71,754,738		100.00%	75.40%
J.P. Morgan Investment Management Inc. (New York), 245 Park Avenue, New York, NY 10167	6,011,890	(2)(3)	25.73%	6.32%
Advisory Research, Inc./David Heller, 180 North Stetson Street, Chicago, IL 60601	4,355,711	(2)(3)	18.64%	4.58%
Vanguard Fiduciary Trust Company, P.O. Box 2600, Valley Forge, PA 19482(4)	1,693,853	(2)	9.32%	2.29%
T. Rowe Price Associates, Inc., 100 E. Pratt Street, Baltimore, MD 21202	1,660,900	(2)(3)	7.11%	1.75%
(1)
White Mountains beneficially owns all of the outstanding Class B common shares through its wholly-owned subsidiaries as follows: Lone Tree Holdings Ltd., 14 Wesley Street, 5th Floor, Hamilton HM 11, Bermuda (66,229,876 shares); and Sirius International Holdings (NL) B.V., De Boelelaan 7 1083 HJ Amsterdam, Netherlands (5,524,862 shares). The Class B common shares represent approximately 96.8% of the voting power of the Company's voting securities.

(2)
Class A common shares.

(3)
Information as of December 31, 2009 based on Schedule 13G filings with the Securities and Exchange Commission.

(4)
Information provided by Vanguard; shares held in Vanguard's capacity as trustee for the OneBeacon 401(k) Savings and Employee Stock Ownership Plan.

Beneficial Stock Ownership of Directors and Executive Officers

        The following table sets forth, as of March 31, 2010, beneficial ownership of Class A common shares by each director, the named executive officers and the executive officers of the Company as a group:

	Number of common shares owned
Name of beneficial owner	Beneficially(a)	Economically(b)
Directors
Raymond Barrette	71,754,738	71,754,738
Reid T. Campbell(c)	—	—
Morgan W. Davis	28,928	28,928
David T. Foy(c)	—	—
Lois G. Grady	9,967	14,550
Richard P. Howard	58,928	63,511
Ira H. Malis	17,983	22,556
Lowndes A. Smith	23,031	23,031
Kent D. Urness	12,000	12,000
Named Executive Officers
T. Michael Miller	108,555	744,526
Paul H. McDonough	29,542	158,042
Andrew C. Carnase	25,542	163,001
Kevin J. Rehnberg	46,600	194,162
Bradford W. Rich	699	47,906
All directors and all executive officers as a group (19 persons)	383,818	1,558,162

(a)
No director or executive officer individually or as a group beneficially owns 1% or more of the total common shares outstanding at March 31, 2010. Beneficial ownership has been determined in accordance with Rule13d-3(d)(1) of the Securities Exchange Act of 1934. Includes shares held through the OneBeacon 401(k) Savings and Employee Stock Ownership Plan in which the executive officer is fully vested. Ms. Grady owns 9,967 shares indirectly through a trust and is deemed to beneficially own the shares.

(b)
Common shares shown as economically owned include common shares beneficially owned, including through the OneBeacon 401(k) Savings and Employee Stock Ownership Plan and the OneBeacon Deferred Compensation Plan, target unearned performance share awards and unvested stock options.

(c)
Excludes Class B common shares owned by Lone Tree Holdings Ltd. and Sirius International Holdings (NL) B.V., subsidiaries of White Mountains. Each of Messrs. Campbell and Foy disclaims beneficial ownership of the Class B common shares.

 EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

        Our performance in 2009 was strong, as evidenced by an increase in book value per share of 30.6% for the year, including dividends, and a GAAP combined ratio of 94.4%. Our investment portfolios recovered from the turbulence in the markets during 2008 and returned 10% for the year. Our operational performance was strong and representative of a solid underlying insurance business, including Specialty Lines which experienced premium growth of 13.1% for 2009.

        In addition, the Company was able to take significant steps to execute on its strategy of transitioning to a specialty company. In December 2009, the Company sold the renewal rights to its non-specialty Commercial Lines business to The Hanover Insurance Group (the "Commercial Lines Transaction"). In February 2010, the Company entered into an agreement to sell its Personal Lines business to Tower Group, Inc. (the "Personal Lines Transaction"). The closing of the Personal Lines Transaction is subject to certain state regulatory approvals and is expected to close during the second quarter of 2010.

        Our annual Management Incentive Plan ("MIP"), which is based on operational metrics but primarily driven by a GAAP combined ratio goal, performed very well relative to target. The 2007-2009 performance shares and restricted stock unit awards granted under the Long-Term Incentive Plan, performed poorly, largely influenced by the impact of the 2008 financial crisis on our adjusted book value per share.

        The 2009 MIP, with a primary performance goal of a GAAP combined ratio of 95% and, to a lesser extent, other strategic objectives, paid out at 125% of target based on the attainment of a 94.4% combined ratio and performance against other plan goals including the Commercial Lines Transaction, capital management actions including the reduction in the Company's debt to capital ratio and actions taken to manage catastrophic exposures. The 2007-2009 Performance Share Plan, which set as a performance goal the attainment of 13% annual Growth in Intrinsic Business Value Per Share ("GIBVPS"), paid out at 14.2% of target based on attainment of 7% GIBVPS for the performance period. See "—Long-Term Incentive Compensation" on page 16; "Payouts Under Existing Plans—Payments Under the 2009 Management Incentive Plan" and "—Payments under the 2007-2009 Cycle Awards" on page 20; and "—OneBeacon Long-Term Incentive Plans—Performance Shares" on page 27.

        In February 2009, given that the 2007-2009 and 2008-2010 performance share cycles were at that time projected to pay out at or close to zero, the Compensation Committee (the "Committee") granted cash retention awards to the executive officers and certain members of senior management. The Committee granted these awards in recognition that there could be a significant retention risk with respect to the Company's talented staff. The retention awards were scheduled to vest 50% in February 2010 and 50% in February 2011 (the "2009 retention awards" and "2010 retention awards", respectively). During the course of 2009, projected performance under the 2007-2009 and 2008-2010 performance award cycles improved slightly. The Committee did not intend, and deemed that it would be inappropriate, for executive officers and key employees to receive payments under both the 2009 retention awards and the 2007-2009 performance share awards. Accordingly, the Committee in February 2010 exercised its discretion in this regard and in recognition of the payout under the 2007-2009 performance share award cycle at 14.2% of target, reduced the 2009 retention awards. As the 2008-2010 performance share award cycle concludes on December 31, 2010, the Committee may exercise similar discretion with respect to the 2010 retention awards.

        Also at the February 2010 Committee meeting, the Committee granted 2010-2012 performance share awards with an average annual growth in book value per share target of 12% and 2010-2012 performance unit awards with an annual adjusted economic combined ratio target of 95%.

        Also in February 2010, the Committee confirmed that there would be no changes to the annual base salaries or MIP targets for 2010 for the Chief Executive Officer, the Chief Financial Officer and the other three most highly compensated executive officers (the "Named Executive Officers" or "NEOs") other than an increase in annual base salary to $450,000 from $400,000 for Kevin Rehnberg, Senior Vice President-Specialty Lines.

        Also at the February 2010 Committee meeting, in light of the Commercial Lines Transaction, the Committee determined to accelerate the vesting and payout of portions of outstanding performance shares, restricted stock units (RSUs) and retention awards for Andrew Carnase, the former Senior Vice President-Commercial Lines. In March 2010, the Company announced that Mr. Carnase's position is being eliminated as a result of the Commercial Lines Transaction. Accordingly, Mr. Carnase will be leaving the Company effective as of March 26, 2010. Mr. Carnase will receive the separation and other payments described below in connection with the elimination of his position. See "2010 Committee Activity-Actions Related to Commercial Lines Transaction-Payments to Mr. Carnase" on page 23.

Introduction

        Our Compensation Discussion and Analysis ("CD&A") discusses the total compensation of our Chief Executive Officer ("CEO"), Chief Financial Officer ("CFO"), and our Named Executive Officers ("NEOs"). The compensation philosophy and compensation programs described herein apply to our other executive officers as well.

        Our executive compensation program is designed to attract, retain and motivate our executives to maximize shareholder value over long periods of time. We manage all aspects of our business, including executive compensation, according to our four operating principles:

  •
  Underwriting comes first

  •
  Maintain a disciplined balance sheet

  •
  Invest for total return

  •
  Think like owners

        The overall goal of our executive compensation program is to develop, implement and monitor executive compensation policies and practices which are consistent with and supportive of the long-term maximization of shareholder value and our operating principles.

Compensation Philosophy and Principles

        We believe our executive compensation programs should support the Company's primary objective of maximizing shareholder value over long periods of time. The Committee believes that, in order to achieve this objective, our executive compensation programs must address four key compensation principles. They are as follows:

Competitiveness

        In order to execute our operating principles, a certain level of experience and expertise is required to manage our business with an intense and disciplined focus. Our overall executive compensation programs must be competitive to allow us to attract and retain the most talented and experienced executives available. We believe we need to assess competitiveness relative to external benchmarks in terms of total compensation rather than the competitiveness of any individual element of compensation.

Pay for Performance

        We believe that talented executives are most attracted to an environment in which their contributions are rewarded commensurate with the value they create. And, we believe that when performance objectives are clearly articulated and incentive opportunities aligned, talented and motivated individuals excel.

Alignment with Shareholder Interests

        We recognize that to maximize shareholder value, we must closely align the financial interests of management with those of the Company's shareholders. This compensation principle reinforces our Think Like Owners operating principle.

Long-Term and Performance-Based

        Recognizing that shareholder return is best measured over long periods of time, a significant portion of executive compensation is comprised of long-term, at-risk pay. More emphasis is placed on long-term performance-based compensation and less emphasis on base salary, annual incentives, perquisites and employee benefits versus peer comparisons.

Elements of Compensation

        OneBeacon executives are compensated through a combination of base salary, annual incentive and long-term performance-based compensation. The focus of our compensation programs is to ensure overall competitiveness while emphasizing performance-based compensation versus base salary, perquisites or employee benefits. Base salary and annual incentives have historically been set at levels lower than those paid by other property and casualty insurers with a higher percentage of total compensation paid in long-term performance-based compensation. We believe that by placing more emphasis on long-term performance-based compensation, we advance the Committee's philosophy and principles which in turn contribute to achieving our long-term goals and core operating principles.

        Prior to 2007, we had not explicitly benchmarked the compensation of T. Michael Miller, our President and Chief Executive Officer, relative to peer company CEOs' compensation. Similarly, we had not formally benchmarked other executive compensation but instead relied on our judgment and experience in recruiting executives when establishing their compensation. In 2007, the Committee engaged an external consulting firm, Towers Watson (formerly Watson Wyatt), to assess the overall competitiveness of our executive compensation programs. In 2008, the Committee approved changes to some elements of our executive compensation programs as a result of the Towers Watson findings and indicated a desire to update its benchmarking from time to time as it may deem appropriate.

Base Salary

        Executive salaries are not routinely adjusted despite an annual review of performance. Instead, depending on market considerations, executive officers' salaries may be adjusted selectively by the Committee based on benchmarking or other factors the Committee may deem appropriate.

Annual Incentives (Management Incentive Program)

        We provide annual incentive opportunities to our executive officers through our MIP. The Committee may exercise discretion in the final determination of the overall performance factor and the performance factors for each business and/or NEO. Typically, we expect the CEO and CFO to receive the incentive performance factor applicable to all of OneBeacon given our belief that the results of their efforts are appropriately reflected by the results of the Company. We would expect variability in the incentive performance factors of the other executive officers based on individual performance and the performance of their respective businesses or functional groups.

        The Committee believes discretion best facilitates performance-based differentiation at the business and individual level. The Committee understands that the discretion associated with this plan causes the compensation earned under the Management Incentive Plan not to qualify for deductibility under Section 162(m) of the Internal Revenue Code. The Committee reiterated its belief, however, that the benefit of preserving its option to exercise discretion outweighs the risk that the Company could be in the position of paying compensation that is not deductible under Section 162(m). In this way, the Committee can be sure that it can address any unforeseen opportunities and challenges through the exercise of discretion with respect to salaries and MIP. For a description of the MIP, see "Management Incentive Plan" on page 26.

Long-Term Incentive Compensation

        Beginning in 2007, to leverage our newly public status, the Committee granted OneBeacon Performance Share awards under the OneBeacon Long-Term Incentive Plan as its primary long-term incentive instrument. The Committee reserved its prerogative to grant other long-term incentive awards such as incentive or non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units and performance units. In connection therewith, the Board of Directors adopted and received shareholder approval of the 2007 Long-Term Incentive Plan (the "2007 Plan") which permits all of the above awards. The Committee believes shareholder approval is significant in that performance-based awards that meet certain criteria when awarded under a shareholder-approved plan are fully tax deductible under Section 162(m) of the Internal Revenue Code.

        The Committee historically has used performance shares as its primary vehicle for long-term incentive compensation. In February 2008, the Committee determined to change the definition of GIBVPS that it had historically used and removed the Growth in Price Per Common Share including compounded dividends metric for the 2008-2010 performance cycle. The Committee made this change in recognition that management has little control over share price and market performance. Accordingly, the 2008-2010 performance share award cycle uses Growth In Intrinsic Business Value Per Share as the performance metric which is defined as: (a) Underwriting Return on Equity; and (b) Growth in Adjusted Book Value Per Share, including compounded dividends (equally weighted). See "—OneBeacon Long-Term Incentive Plans—Performance Shares" on page 27.

        In February 2009, the Committee recognized that the Company's executive compensation plans could provide more appropriate incentives and retention benefits and more closely align with shareholders' long-term interests. To achieve these goals, beginning with the 2009-2011 performance cycle, the Committee determined that it was appropriate to grant executive officers and senior management a mix of performance shares that are earned as book value per share grows and performance units that are earned as the Company's underlying insurance businesses perform against operational targets. Accordingly, the 2009-2011 and 2010-2012 performance share cycles use average annual growth in book value per share including compounded dividends as the performance metric. The 2009-2011 and 2010-2012 performance unit cycles use average adjusted economic combined ratio as the performance metric. See "—OneBeacon Long-Term Incentive Plans—Performance Shares" and "—Performance Units" on pages 27-28. The Committee made this change based on the belief that the majority of long-term compensation should be based on employees' contributions to Company operational performance while the long-term compensation of executives and senior management should continue to be based in part on growth in book value.

        Other than the stock options granted to certain executives and key employees at the time of the initial public offering, there are no other options outstanding.

        In February 2009, the Committee granted Mr. Miller 117,536 performance shares for the 2009-2011 cycle. The Committee also granted 21,157 performance shares to each of Messrs. Carnase, Rehnberg and McDonough and 9,873 performance shares to Mr. Rich. Also in February 2009, the Committee granted Mr. Miller 25,000 performance units for the 2009-2011 cycle. The Committee also granted 10,500 performance units to each of Messrs. Carnase and Rehnberg, 4,500 performance units to Mr. McDonough, and 4,900 performance units to Mr. Rich.

Compensation Mix

        We have not established any formulas for determining the appropriate mix of short-term and long-term compensation. As previously stated, we emphasize long-term performance-based compensation. For example, Mr. Miller's total 2009 compensation reflects a long-term incentive award with a target value of approximately $5,000,000, or approximately 85% of his total target compensation.

Other Elements of Compensation

Retirement Benefits

        We have no active pension plans. Benefit accruals under our qualified pension plans and our non-qualified supplemental pension plans were frozen for all employees in 2002. None of our executive officers is eligible to participate in or receive payments under any of our frozen pension plans.

        Executive officers and other key employees may participate in our non-qualified deferred compensation plan. Under the plan, participants may defer all or a portion of their annual MIP award and long-term incentive awards, which may be invested in various investment options including the OneBeacon Stock Fund which tracks the value of our common shares, and, as long as we remain part of the White Mountains group, the White Mountains Stock Fund which tracks the value of White Mountains shares. None of the investment options offered under these plans provides above-market rates of interest.

        All of our employees may participate in our qualified OneBeacon 401(k) Savings and Employee Stock Ownership Plan. We do not provide supplemental retirement benefits to any employees in connection with these plans.

Perquisites

        Because of our belief in emphasizing performance-based compensation, we generally do not offer perquisites to our executive officers other than as described below and in the Summary Compensation Table on page 25 of this proxy statement. The perquisites that we offer our executives primarily consist of housing/relocation allowance and related tax reimbursements. None of our NEOs received housing or relocation benefits during 2009.

        We also allow Mr. Miller to use corporate aircraft for personal reasons. Approved trips are considered a perquisite and $125,000, representing the actual out-of-pocket cost to the Company of the personal flights, is included in Mr. Miller's total compensation in the Summary Compensation Table on page 25. In 2008, the Committee established an annual cap on Mr. Miller's personal use of the corporate aircraft at $125,000. Other trips are reimbursed by Mr. Miller at their full cost to the Company and are not considered a perquisite. From time to time, an executive officer may take his spouse or other family members with him on a business trip. In this instance, we do not include the aggregate incremental cost to the Company to provide that portion of the flight in the executive's total compensation in the Summary Compensation Table because the additional passenger(s) do not increase the aggregate incremental cost of the flight. However, we impute to the executive's income the Standard Industry Fare Classification (SIFL) amount for the spouse and/or family's flight as required by the Internal Revenue Code. No other named executive officer used corporate aircraft for personal reasons in 2009.

        Our executive officers also participate in other employee benefit plans on the same terms as our other employees. These plans include health insurance, life insurance and charitable gift matching.

Board Fees

        Our executive officers, and White Mountains' executive officers, do not receive director fees for serving on the Company's or subsidiaries' boards of directors.

Employment Agreements

        We have no long-term employment agreements with our executive officers except those that govern their responsibilities and duties to the Company and its subsidiaries. All executive officers are deemed "at will" employees as are all OneBeacon employees. Certain of our NEOs have severance arrangements within their employment offer letters. The details of these agreements are disclosed under "—Employment Offer Letters" on page 26.

Severance Arrangements

        We do not have a formal severance policy; any recommended severance payment to an executive officer other than that set forth in an employment offer letter would be at the sole discretion of the Committee.

Change in Control

        We have no change in control agreements with our executive officers or key employees other than that found in our long-term incentive plans which govern our long-term incentive awards. The change in control provisions of our long-term incentive plans are described in more detail on page 33 under the heading "Potential Payments Upon Termination or Change in Control—Long-Term Incentive Plans."

Stock Ownership Guidelines

        We do not currently have stock ownership guidelines. The Committee recognizes that a significant portion of executive compensation is in performance shares thus tied to the Company's stock performance over the long term. The Committee may review whether stock ownership guidelines are appropriate at some future date.

The OneBeacon Compensation Committee

        Our Compensation Committee is comprised of Lowndes A. Smith, Chair, Raymond Barrette, Lois W. Grady and Kent D. Urness. The Board has determined that each of these directors except for Mr. Barrette is (i) independent in accordance with the New York Stock Exchange Listing Standards, (ii) a non-employee director as that term is defined in Section 16 of the Securities Exchange Act of 1934, as amended, and (iii) an outside director as that term is defined in Section 162(m) of the Internal Revenue Code.

        Because Mr. Barrette does not satisfy NYSE, Section 16 or Section 162(m) independence standards, the Compensation Committee in May 2008 formed the Performance Compensation Subcommittee (the "Subcommittee") comprised solely of the independent directors listed above to administer and approve all performance-based compensation and equity compensation awards in order to maintain favorable tax and legal treatment of such awards.

        Throughout this Compensation Discussion and Analysis, references to the Committee include actions taken by the Subcommittee as appropriate.

Our Compensation Process

        The Committee, consistent with its charter, reviews and approves the corporate goals and objectives relevant to the CEO, evaluates the CEO's performance in light of these goals and objectives, certifies the performance metrics of our short-term and long-term incentive plans and determines and approves the CEO's compensation based on this evaluation. Additionally, the Committee looks to the CEO to evaluate and discuss his senior team's performance with the Committee at least annually, and to make recommendations to the Committee as to their salary, annual incentive targets, annual incentive payments, long-term incentive grants and long-term incentive payments. The Committee is responsible for approving all compensation for the officers who directly report to the CEO and the other executive officers.

        The Committee relies on T. Michael Miller, Chief Executive Officer, and Thomas N. Schmitt, Chief Human Resources Officer, to assess, design and recommend compensation programs, plans, and awards for executives and directors subject to Committee review and approval and to administer approved programs for its non-executive officers and employees within the parameters of plan design and Committee direction. Messrs. Miller and Schmitt attend Committee meetings and, at the Committee's request, present management's analysis and recommendations regarding various compensation programs, actions and awards. The Committee, from time to time, meets in executive session without management except as requested by the Committee.

        At each Committee meeting, the Committee looks to Messrs. Miller and Schmitt to report performance to date under the Company's annual and long-term incentive plans and to present and discuss the accompanying metrics and financials. At least once each year, the Committee will look to Messrs. Miller and Schmitt to present their recommendations for the next cycle's incentive compensation performance objectives, pool size and executive participants, taking into consideration external competitive benchmarks and anticipated economic value creation over each plan's three-year performance cycle.

Compensation Benchmarking

        In 2007, the Committee, in conjunction with management, engaged the services of an external compensation consulting firm, Watson Wyatt Worldwide (now Towers Watson), to assist in benchmarking executive compensation, to assess the overall competitiveness of our executive compensation programs, and to make recommendations regarding total compensation, relative mix of the various elements of executive compensation and other plan design considerations that best support our compensation philosophy and principles.

        The following companies were identified as peer companies in 2007 for the purposes of benchmarking executive compensation:

W.R. Berkley Corporation	Markel Insurance Company
Cincinnati Financial Corporation	Ohio Casualty(2)
The Commerce Group, Inc.(1)	Old Republic International Corporation
The Hanover Insurance Group	Safeco Corporation(2)
Harleysville Group Inc.	Selective Insurance Group, Inc.
HCC Insurance Holdings Inc.	Philadelphia Consolidated Holding Corp.(3)
(1)
now part of MAPFRE S.A.
(2)
now part of Liberty Mutual Group
(3)
now part of Tokio Marine Holdings, Inc.

        The consultant found that total pay opportunities for executives are generally within a competitive range, but at the low end of the range for our top executives, especially in light of the relatively greater risk profile of the pay package—a significant portion of total compensation in long-term performance-based compensation where 0% is payable at threshold performance. The consultant recommended to the Committee that it consider raising the salary cap of $400,000 given the compression effect it was having on top executive base salaries and the salary positioning of top executives at levels generally below the 25th percentile. The consultant also recommended that the Committee consider increasing the current 50% target bonus for top executives given that they observed that short-term incentive target opportunities are generally below market. Notwithstanding the above recommendations, the consultant observed that the overall executive compensation program was functioning as intended—as a high leverage, high risk, performance-based program.

        The Committee believes that it should coordinate with management in working with a consultant to ensure seamless administration and clear communication between and among all parties. To the extent that the Committee determines to use a consultant in the future, the Committee would engage the consultant and similarly would have the ability to terminate the consultant. The consultant would report directly to the Committee. The Committee may, from time to time, commission work independent of management's knowledge or involvement, such as specific benchmarking with respect to the CEO's compensation. The Committee may request that a consultant meet with the Committee, sometimes in executive session, from time to time as necessary or appropriate.

        In 2008, at the request of the Committee, Mr. Schmitt presented an internal pay equity analysis that updated the work of the consultant in 2007 and compared Mr. Miller's compensation to our other NEOs' and the NEOs of Standard & Poor's 500 Index companies. The analysis showed that, in keeping with the Committee's compensation philosophy, Mr. Miller's base salary as a multiple of the other NEOs' lagged behind the benchmark comparisons but his long-term incentive awards relative to the other NEOs' was somewhat higher. The Committee concluded that Mr. Miller's compensation relative to the other NEOs was generally in line with comparisons of internal pay equity at other public companies.

2010 Compensation Committee Activity

        On February 23, 2010, the Committee met and approved all elements of compensation for Mr. Miller, his direct reports and the other executive officers. The Committee certified results and awarded payments under the 2009 Management Incentive Plan, the 2007-2009 Performance Share Plan and the 2009 retention awards. The Committee approved base salaries for 2010, established performance factors for the 2010 MIP and 2010-2012 long-term incentive awards, confirmed individual targets for the executive officers under the 2010 MIP and made grants under the 2007 Plan of both performance shares and performance units for the 2010-2012 award period. The Committee also took certain actions with respect to performance share, performance unit, retention and RSU awards held by Mr. Carnase in light of the elimination of his position in connection with the Commercial Lines Transaction.

Payouts under Existing Plans

        The Summary Compensation Table and the Option Exercises and Stock Vested Table set forth 2009 compensation for the Named Executive Officers.

Payments Under the 2009 Management Incentive Plan

        The Committee discussed and approved management's recommendation of a 125% performance factor under its 2009 Management Incentive Plan. The Management Incentive Plan's primary performance goal was a 95% GAAP combined ratio; the Company reported an actual result of 94.4%

with favorable reserve development for the third year in a row. Other factors, while not material, influenced the Committee's decision to approve a 125% performance factor, including an increase in book value of 30.6% including dividends, an investment return of 10% and growth of 13.1% in Specialty Lines net written premiums. The Committee also considered performance on the secondary MIP goals of optimizing capital management during the year, including debt repurchase and repayment of the mortgage on our Canton, Massachusetts facility, resulting in a debt to total capital ratio of 30% by year end, down from approximately 39% at year-end 2008. The Committee also considered the Commercial Lines Transaction as well as the Personal Lines Transaction. These actions represented a major step in the Company's transition to a specialty company. The Company also performed against the secondary MIP goal of managing catastrophic exposure by entering into a quota share agreement with a group of reinsurers pursuant to which it ceded 30% of its exposures and premiums from its Northeast homeowners' business, a renewal rights agreement to transfer the right to renew certain coastal homeowners' business in Rhode Island, the Commercial Lines Transaction and the Personal Lines Transaction, all of which resulted in, or, in the case of the Personal Lines Transaction, will result in, a decrease in probable maximum loss, or PML.

        Messrs. Miller and McDonough received a MIP award of $468,800 and $234,400, respectively, based on the Company performance factor of 125%. Messrs. Carnase, Rehnberg and Rich received MIP awards of $250,000, $298,000 and $284,000, respectively, based on their business unit or functional area results and individual performance. In determining the MIP award for each NEO except for Messrs. Miller and McDonough, the Committee primarily focused on the Company's combined ratio as set forth above. However, the Committee made slight adjustments to the awards of Messrs. Carnase, Rehnberg and Rich based on other top level Company financial metrics as well as other factors including net written premium growth, capital structure, transactions and catastrophe exposure/management. The Committee also considered the relative performance of the named executive officer's business unit or functional area, including contributions to combined ratio, net written premiums, reserve development and catastrophe management. For example, Specialty Lines experienced 13.1% premium growth during 2009, contributing to a performance factor higher than the overall Company score. Mr. Miller also provided the Committee with a summary of his assessment of the individual performance of each NEO. For example, Mr. Carnase was awarded a MIP performance score in line with or slightly above the overall Company score based upon successful completion of the Commercial Lines Transaction. Further, Mr. Rich received a MIP score above the Company's overall score based upon the Legal Department's significant contributions to the Commercial Lines and Personal Lines Transactions and the successful completion of the Commercial Lines Transaction. Based upon overall Company, business unit and individual performance, including the factors described above, Mr. Miller made a recommendation to the Committee with respect to the MIP award of each NEO except for himself and Mr. McDonough. The Committee considered each of these factors in its determination of the appropriate MIP award for each NEO except for Mr. McDonough. For a more detailed discussion of the operation of the MIP generally, see "Annual Incentives (Management Incentive Plan)" on page 15 and "Management Incentive Plan" on page 26.

Payments under the 2007-2009 Cycle Award

        The performance goals for the 2007-2009 performance share cycle were based on 13% GIBVPS with a minimum threshold performance of 6%. The Committee reviewed performance under this plan and certified a GIBVPS of 7% for the 2007-2009 performance cycle, driven largely by the loss of adjusted book value per share. This level of plan performance resulted in payment at 14.2% of target, and, using $15.10, the market value per common share on February 23, 2010, and including payment of $2.03 per share earned in recognition of the special dividend that was paid in March 2008, resulted in the payouts shown in the "Option Exercises and Stock Vested" table on page 32. See "—OneBeacon Long-Term Incentive Plan—Performance Shares" on page 27 for a discussion of the terms of the awards.

2010 Compensation Actions

        Set forth below is a summary of the rationale for the Committee's forward-looking 2010 compensation actions as well as a disclosure of actions that fall outside of the base salary and annual cash incentive awards.

2010 Base Salaries

        The Committee approved the base salaries of Mr. Miller and the other NEOs for 2010 as noted above.

2010 Annual Bonus Targets

        The Committee also approved the annual bonus targets under the 2010 Management Incentive Plan for the Named Executive Officers with no changes from 2009 targets.

2010 Management Incentive Plan Performance Goals

        The Committee set the 2010 Management Incentive Plan primary performance objective at a 96% combined ratio, together with secondary strategic objectives with respect to risk management and capital management. The 96% combined ratio represents an appropriate primary performance goal for the 2010 MIP given anticipated one-time restructuring costs expected to be incurred in 2010 associated with the Commercial Lines and the Personal Lines Transactions, including costs attributable to reductions in force related to the transactions. The other strategic objectives are consistent with the Company's stated long-term financial goals and substantially meeting these objectives will yield an expected payment at or near target.

2010-2012 Long-Term Incentive Awards

        Consistent with the Committee' decision in 2009 and to address its concern with the volatility associated with the prior performance share plans, the Committee determined that 2010-2012 long-term incentive awards would be comprised of an award under the 2010-2012 Performance Unit Plan and an award under the 2010-2012 Performance Share Plan. Each of Messrs. Miller and McDonough received 50% of their long-term incentive awards in Performance Units and 50% in Performance Shares. The other NEOs and certain other executive officers received 70% of their long-term incentive awards in Performance Units and 30% in Performance Shares. Mr. Carnase did not receive 2010-2012 performance share or unit awards due to the elimination of his position in connection with the Commercial Lines Transaction. Senior managers received 80% of their targeted awards in performance units and 20% in Performance Shares and eligible managers received 100% of their targeted awards in performance units.

2010-2012 Performance Share Plan

        The Committee established target performance for the 2010-2012 award cycle of 12% annual Growth in Book Value Per Share. For purposes of the 2010-2012 award cycle, Growth in Book Value Per Share will be adjusted for dividends paid. Based on the level of performance against target, the number of actual performance shares awarded can range from 0% to 200% of the number of target performance shares originally granted for corresponding growth in book value per share ranging from 5% to 19%. The value per share at vesting will be computed based on the average closing price on the 5 business days preceding the date that the Committee certifies performance under the plan plus the value of dividends over the three-year cycle. Mr. Miller received a grant of 107,481 performance shares. Each of Messrs. McDonough, Rehnberg and Rich received a grant of 19,347, 19,347 and 9,028 performance shares, respectively.

2010-2012 Performance Unit Plan

        The Committee established target performance for the 2010-2012 award cycle of a 95% average adjusted economic combined ratio with a performance range of 0% to 200% for corresponding economic combined ratio performance ranging from 99% to 91%. Each unit has a value of $100. Performance against the target governing the performance units will be confirmed by the Committee following the end of 2012 and the number of performance units actually awarded at that time can range from 0% to 200% of the target number granted. The adjusted economic combined ratio is the GAAP combined ratio adjusted to include sources of non-underwriting income or expense that are not included in the GAAP combined ratio but relate to operating performance of the Company, including but not limited to management or other fees and gains/losses from the sale of any business or entity. Mr. Miller received a grant of 25,000 performance units. Each of Messrs. McDonough, Rehnberg and Rich received grants of 4,500, 10,500 and 4,900 performance units, respectively.

Payments under the 2009 Retention Awards

        As stated above, the Committee monitored performance during the course of 2009 and observed that projected performance under the 2007-2009 improved slightly. In order to ensure that the NEOs, other executive officers and key employees would not receive payments in excess of their retention awards as a result of the slight recovery of the performance cycle, the Committee in February 2010 exercised its discretion to reduce the payout under the 2009 retention awards by the amount that was paid out under the 2007-2009 performance share awards.

        Mr. Miller received a payment of $2,741,159 against a 2009 retention award of $3,000,000. Each of Messrs. Carnase and Rehnberg received payments of $948,231 against 2009 retention awards of $1,000,000. Mr. McDonough received a payment of $698,231 against a 2009 retention award of $750,000. Mr. Rich received a payment of $454,703 against a 2009 retention award of $500,000. The Committee will continue to monitor projected performance under the 2008-2010 performance share award cycle throughout 2010 and, depending upon performance under the 2008-2010 performance share plan, could make a similar determination in February 2011 when the 2010 retention awards are scheduled to vest.

Actions Related to Commercial Lines Transaction

Payments to Mr. Carnase

        In recognition of Mr. Carnase's leadership in negotiating and closing the Commercial Lines Transaction and the fact that his position has been eliminated as a result of the transaction, in addition to the amounts described above, the Committee approved a separation payment of $1.2 million for Mr. Carnase, representing two times his annual base salary and annual bonus at target. In accordance with the change in control terms of the 2007 Long-Term Incentive Plan and Mr. Carnase's 2010 retention award agreement, respectively, the Committee also approved the payout in June 2010 of Mr. Carnase's outstanding long-term performance awards and his 2010 retention award. Pursuant to the terms of the 2007 Long-Term Incentive Plan, in June 2010, Mr. Carnase will receive $764,253 in settlement of 45,491 2008-2010 performance shares, $156,297 in settlement of 8,815 2009-2011 performance shares, $235,747 of his 2010 retention award, and $437,500 in settlement of 4,375 2009-2011 performance units, representing a pro-rated portion of those awards at target. In September 2010, Mr. Carnase is entitled to receive payment in settlement of 6,256 restricted stock units, representing 100% of his outstanding units at target, in accordance with the terms of the award. Stock options to purchase 74,087 Class A common shares with an exercise price of $27.97 per share immediately vested and remained exercisable for thirty days following the date of Mr. Carnase's departure.

 REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

        The Compensation Committee of Company's Board of Directors has submitted the following report for inclusion in this proxy statement:

        Our Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on our Committee's review of and the discussions with management with respect to the Compensation Discussion and Analysis, our Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the SEC.

        The foregoing report is provided by the following directors, who constitute the Committee:

Lowndes A. Smith, Chairman
Raymond Barrette
Lois W. Grady
Kent D. Urness

Summary Compensation Table

        The following table sets forth the cash compensation paid by us and our subsidiaries, as well as certain other compensation, for the fiscal year ended December 31, 2009, to our Chief Executive Officer, our Chief Financial Officer and each of our other Named Executive Officers. None of our Named Executive Officers is eligible to participate in our pension plans. The Company does not pay above-market earnings in its non-qualified deferred compensation plans.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(5)	Total($)

T. Michael Miller,	2009	500,000	3,209,959	1,357,541	0	0	135,554	5,203,054
President and Chief Executive Officer	2008	492,308	468,800	5,019,085	77,791	1,868,257	134,242	8,060,483
	2007	400,000	250,000	6,994,000	0	2,033,590	147,889	9,825,479

Paul H. McDonough,	2009	375,000	932,631	244,363	0	0	10,300	1,562,294
Senior Vice President and Chief	2008	389,423	234,400	864,641	20,744	653,005	9,728	2,171,941
Financial Officer	2007	375,000	249,846	823,775	0	791,482	10,055	2,250,158

Kevin J. Rehnberg,	2009	400,000	1,246,231	244,363	0	0	3,204	1,893,798
Senior Vice President, Specialty Lines,	2008	388,462	268,946	1,460,617	17,287	653,005	6,637	2,794,954
OneBeacon Insurance Company	2007	293,269	345,000	823,775	0	796,875	9,675	2,268,594

Andrew C. Carnase,	2009	400,000	1,198,231	244,363	0	0	10,554	1,853,148
Senior Vice President—Commercial	2008	388,462	261,400	1,485,675	20,744	653,005	9,960	2,819,246
Lines, OneBeacon Insurance Company	2007	286,538	192,000	935,599	0	793,408	9,675	2,217,220

Bradford W. Rich,	2009	375,000	838,703	114,033	0	0	9,723	1,337,459
Senior Vice President and General
Counsel

(1)
During 2008, we had 27 pay periods, instead of the standard 26, resulting in salary earnings greater than the executive's annualized salary.

(2)
Mr. Miller's 2009 bonus compensation consists of a $468,800 annual bonus and a retention bonus of $2,741,159. Mr. McDonough's 2009 bonus compensation consists of a $234,400 annual bonus and a retention bonus of $698,231. Mr. Rehnberg's 2009 bonus compensation consists of a $298,000 annual bonus and a retention bonus of $948,231. Mr. Carnase's 2009 bonus compensation consists of a $250,000 annual bonus and a retention bonus of $948,231. Mr. Rich's 2009 bonus compensation consists of a $284,000 annual bonus, a $454,703 retention bonus, and $100,000 of a $300,000 sign-on bonus. $200,000 of the sign-on bonus was paid in 2007. See "Compensation Discussion and Analysis" and "—Employment Offer Letters."

(3)
Represents the aggregate grant date fair value of performance share grants made in 2009 as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 ("ASC Topic 718") without regard to forfeitures. There were no forfeitures among the Named Executive Officers during 2009. For a discussion of the assumptions used in calculating the fair value of the awards under ASC Topic 718, see Note 9 of the Notes to Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2009 as filed with the Securities and Exchange Commission on February 26, 2010 ("Note 9"). Values for prior years have been restated using the aggregate grant date fair value as determined in accordance with ASC Topic 718. See "—Grants of Plan-Based Awards" "—Option Exercises and Stock Vested" and "—Outstanding Equity Awards at Fiscal Year End." Assuming achievement of the maximum performance factor, the aggregate grant date fair value of the 2009-2011 performance share awards is as follows: Mr. Miller—$2,715,082; Mr. McDonough—$488,727; Mr. Rehnberg—$488,727; Mr. Carnase—$488,727; and Mr. Rich—$228,066.

(4)
No option awards were made in 2009. Each option has an exercise price of $27.97 per share. The exercise price was adjusted from $30.00 per share in May 2008 in connection with a special dividend of $2.03 per share paid in March 2008 to all shareholders of record (the "Special Dividend"). The options vest in equal installments on each of November 9, 2009, 2010 and 2011. The term of the option is five and a half years. The 2008 value shown represents the grant date fair value of the option price adjustment. See "—Outstanding Equity Awards at Fiscal Year End." For a discussion of the assumptions used in calculating the fair value of the awards under ASC Topic 718, see Note 9.

(5)
Represents Company contributions to the OneBeacon 401(k) Savings and Employee Stock Ownership Plan unless otherwise stated. Mr. Miller's other compensation includes $125,000 in personal use of Company provided aircraft. All perquisites, including personal use of Company-provided aircraft, were valued based upon the aggregate incremental cost to the Company, which was the actual out-of-pocket cost to the Company to provide the benefit.

Employment Offer Letters

Offer Letter for Mr. Miller

        Pursuant to his April 2005 employment offer letter, Mr. Miller was provided, in addition to our customary benefits, a sign-on bonus of $1,000,000 ($500,000 of which was paid in 2005 and $500,000 of which was paid in 2006) and a guaranteed annual bonus of no less than $200,000 for each of 2005, 2006 and 2007. He received annual incentive bonuses of $300,000 for 2006 and $250,000 for 2007, respectively. See "—Summary Compensation Table."

Offer Letter for Mr. McDonough

        Pursuant to Mr. McDonough's December 2005 employment offer letter, under certain circumstances if his employment is terminated, he is entitled to a separation payment equal to two years of salary and bonus.

Offer Letter for Mr. Rehnberg

        Pursuant to his May 2005 employment offer letter, Mr. Rehnberg was provided, in addition to our customary benefits, with a supplemental annualized payment of $150,000 paid bi-weekly through February 29, 2008. Mr. Rehnberg's offer letter provides that, under certain circumstances if his employment is terminated, he is entitled to a separation payment equal to twelve months of salary.

Offer Letter for Mr. Carnase

        Mr. Carnase's offer letter provides that, under certain circumstances if his employment is terminated, he is entitled to a separation payment equal to twelve months of salary.

Offer Letter for Mr. Rich

        Pursuant to his August, 2007 employment offer letter, Mr. Rich was provided, in addition to our customary benefits, with a sign-on bonus of $300,000, of which $200,000 was paid within 30 days of employment and $100,000 was paid in March 2009. Mr. Rich's offer letter provides that, under certain circumstances if his employment is terminated, he is entitled to a separation payment equal to two years of salary and bonus.

Management Incentive Plan

        We provide annual cash incentive opportunities to our executive officers and key employees through our Management Incentive Plan (MIP). The aggregate annual MIP bonus pool can range from 0 - 200% of target, depending upon Company performance in a number of categories established early in each performance year, typically including some or all of our long-term financial goals and other specific operational goals as determined by the Compensation Committee. In addition, the Compensation Committee recognizes non-financial measures when making its overall assessment of Company performance. Other non-financial goals may include achieving net written premium growth, effective capitalization, completing transactions that create long-term economic value, and managing aggregate catastrophic exposure. Individual incentive payments can vary widely around the pool average. There is no cap (other than the size of the pool) on any individual award. With limited exceptions, participants must be employed through the payment date in order to receive a payment under the MIP.

Grants of Plan-Based Awards

        The following table sets forth the plan-based awards granted to the Named Executive Officers in the fiscal year ended December 31, 2009. The Company did not grant any stock option or restricted stock unit awards during 2009.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)
						Estimated Future Payouts Under Equity Incentive Plan Awards(1)
		Non- Equity Incentive Plan Awards (#)							Grant Date Fair Value of Stock Awards(3)

Name	Grant Date(2)		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

T. Michael Miller	2/24/2009	25,000	0	2,500,000	5,000,000	0	117,536	235,072	1,357,541

Paul H. McDonough	2/24/2009	4,500	0	450,000	900,000	0	21,157	42,314	244,363

Kevin J. Rehnberg	2/24/2009	10,500	0	1,050,000	2,100,000	0	21,157	42,314	244,363

Andrew C. Carnase	2/24/2009	10,500	0	1,050,000	2,100,000	0	21,157	42,314	244,363

Bradford W. Rich	2/24/2009	4,900	0	490,000	980,000	0	9,873	19,746	114,033

(1)
Consists of performance shares and performance units granted under the 2007 Plan.

(2)
Represents in descending order by Named Executive Officer: 2009-2011 performance shares and 2009-2011 performance units, respectively.

(3)
Represents the aggregate grant date fair value of the performance shares awarded during 2009, as determined in accordance with ASC Topic 718 without regard to forfeitures. There were no forfeitures among the Named Executive Officers during 2009. For a discussion of the assumptions used in calculating the fair value of the awards under ASC Topic 718, see Note 9. Assuming achievement of a maximum performance factor, the grant date fair value of the 2009-2011 performance share awards is as follows: Mr. Miller—$2,715,082; Mr. McDonough—$488,727; Mr. Rehnberg—$488,727; Mr. Carnase—$488,727; and Mr. Rich—$228,066.

OneBeacon Long-Term Incentive Plans

        In anticipation of the Company's initial public offering, in 2006 the Board of Directors adopted the OneBeacon Long-Term Incentive Plan, the terms of which are substantially similar to the 2007 Plan. In 2007, the Board of Directors and shareholders adopted the 2007 Plan as its primary long-term incentive plan under which awards are granted to executive officers and key employees. The 2007 Plan allows for the award of incentive or non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares and performance units. All awards granted under our long-term incentive plans carry "double trigger" change in control provisions, and will vest if (i) there is a change in control in OneBeacon and (ii) within 24 months of the change in control, the recipient is terminated, other than for cause. See "—Potential Payments Upon Termination or Change in Control—Long-Term Incentive Plans."

        Unvested or unearned awards pursuant to the long-term incentive plans are generally forfeited if the holder terminates employment with us prior to the end of the award period. Prorated awards may be paid in the event of a termination of employment due to death, disability or retirement. In the event of the termination of an employee's employment with us for certain reasons or certain adverse changes in the applicable plan (all as defined in the applicable plan), after a change in control (as defined in the applicable plan), then the participant will receive a payment (as specified in the applicable plan) with respect to performance shares or units granted prior to the change in control.

        In order to be eligible to receive an award under the 2007 Plan, all executive officers and key employees must enter into a Confidentiality and Non-Solicitation Agreement.

Performance Shares

        Performance shares are awards of phantom shares with respect to our common shares, some or all of which are earned if performance goals established by the Compensation Committee are satisfied over a specified award period. The value earned by an employee pursuant to an award of performance shares is generally equal to the number of shares earned with respect to the award period (which may not be more than 200% of the target number of shares awarded) multiplied by the fair market value of a common share on the date the Compensation Committee certifies performance and approves payment. The maximum number of performance shares that can be earned by a participant pursuant to an award of performance shares with respect to any particular award period of one year or more will not exceed 500,000.

        The performance goals for the 2007-2009 performance cycle are based on 13% Growth in Intrinsic Business Value per Share (GIBVPS). The payout percentage for the 2007-2009 performance cycle can range from 0% to 200% of target with a payout at target if the Company achieves a 13% average annual GIBVPS. GIBVPS for the 2007-2009 award cycle is defined as: (a) Underwriting Return on Equity (weighted 40%); (b) Growth in Adjusted Book Value per Common Share (weighted 40%); and (c) Growth in the Company's Price per Common Share (weighted 20%), including compounded dividends in the case of (b) and (c). Underwriting Return on Equity and Growth in Adjusted Book Value per Common Share are non-GAAP financial measures that the Company uses to measure its operating and underwriting performance, respectively.

        The performance goals for the 2008-2010 performance cycle are based on 11% GIBVPS. The payout percentage for the 2008-2010 performance cycle can range from 0% to 200% of target with a payout at target if the Company achieves an 11% average annual GIBVPS. For purposes of the 2008-2010 award cycle, GIBVPS is calculated using an average of the following two metrics: Underwriting Return on Equity; and Growth in Adjusted Book Value per Common Share, including compounded dividends. The value of the performance shares increases or decreases based upon the Company's share price. The number of performance shares payable for the 2008-2010 performance cycle depends upon the GIBVPS.

        For purposes of the 2007-2009 and 2008-2010 performance share awards, Growth in Adjusted Book Value per Common Share means: (a) the Company's GAAP shareholders' equity at the end of the period (measured on an as converted/as diluted basis) minus any remaining accretion to face value related to the Company's defeased preferred stock at the end of the period, plus (b) compounded dividends paid on the Company's common shares during the period, divided by (c) the number of as converted/as diluted common shares of the Company outstanding at the end of the period, divided by (i)(a) the Company's GAAP shareholders' equity at the beginning of the period (measured on an as converted/as diluted basis) minus any remaining accretion to face value related to the Company's defeased preferred stock at the beginning of the period, divided by (b) the number of as converted/as diluted common shares of the Company outstanding at the beginning of the period, minus (ii) one.

        For purposes of the 2007-2009 and 2008-2010 performance share awards, Underwriting Return on Equity means: (i) (a) GAAP net income of the Company, plus (b) the dividends and accretion recorded in the period for the Company's defeased preferred stock, minus (c) investment income and realized gains, each after taxes, plus (d) after-tax standard investment income plus (e) actual losses associated with catastrophic events (actual CAT losses) times 65% to convert to an after-tax amount, minus (f) a charge to cover catastrophic events (CAT Charge), divided by (ii) (a) the average of (b) GAAP shareholders' equity of the Company at the beginning of the period minus any remaining accretion to face value related to the Company's defeased preferred stock at the beginning of the period, and (c) GAAP shareholders' equity of the Company at the end of the period, minus any remaining accretion to face value related to the Company's defeased preferred stock at the end of the period. For the purpose of the definition of Underwriting Return on Equity, (i) after-tax standard investment income will equal (a) the yield on the 10-year Treasury note at the beginning of the period, to be reset annually, plus 100 basis points, multiplied by (b) the Company's average invested assets for the period, multiplied by (c) one minus the Company's actual tax rate on investment income, realized gains and unrealized gains for the period, and (ii) average invested assets will exclude investment assets in trust accounts related to the Company's defeased preferred stock. For the purpose of the definition of Underwriting Return on Equity with respect to the 2007-2009 performance shares, CAT Charge means: (i) (a) one-half of the annual plan CAT losses represented as a percentage of plan net earned premium, times (b) actual net earned premium, plus (ii) (a) 0.2%, times (b) actual net earned premium, plus (iii) one-half of actual CAT losses, subject to (iv) an overall maximum of 5.5% of actual net earned premium, times (v) 65% to convert the total to an after-tax amount. For purposes of the definition of Underwriting Return on Equity with respect to the 2008-2010 performance share plan, the CAT Charge shall be calculated in the same manner as for the 2007-2009 performance share awards except that the overall maximum is 7.1% of actual net earned premium.

        The performance goal for the 2009-2011 performance cycle is based on 12% Growth in Book Value Per Share (GBVPS) including compounded dividends. The payout percentage for the 2009-2011 performance cycle can range from 0% to 200% of target with a payout at target if the Company achieves a 12% average annual GBVPS. The value of the performance shares increases or decreases based upon the Company's share price. The number of performance shares payable for the 2009-2011 performance cycle depends upon the GBVPS attained over that award period.

Performance Units

        Performance units represent the right to receive cash if specified performance goals are satisfied with respect to an award in a specified performance cycle. Performance units are payable upon completion of pre-defined business goals and are settled in cash. The total value earned by a participant with respect to an award of performance units is equal to $100, which is the value of each performance unit, multiplied by the number of performance units earned over the performance cycle.

        The number of performance units payable depends on our adjusted economic GAAP combined ratio (AECR). With respect to the 2009-2011 performance cycle, target performance is the attainment of an AECR of 95%. At an AECR of 99% or more (threshold), 0% of the target number of performance units awarded will be payable, and at an AECR of 91% or less (maximum), 200% of the target number of performance units awarded will be payable. AECR is a non-GAAP financial measure which we believe is indicative of our underwriting performance.

Stock Options

        In conjunction with our initial public offering, we made a one-time grant of non-qualified options under the OneBeacon Long-Term Incentive Plan (the "IPO Options"). Each IPO Option initially had a per share exercise price of $30.00. In May 2008, in recognition of the Special Dividend, the Compensation Committee adjusted the exercise price on outstanding IPO Options from $30.00 to $27.97. The IPO Options vest in equal installments on each of November 9, 2009, 2010 and 2011. The term of the IPO Options is five and a half years.

Restricted Stock Units

        In 2006, in connection with the initial public offering, the Compensation Committee granted the IPO Options to executives and other selected senior managers that were intended to have a value at target of $22.5 million in aggregate. To address a shortfall in the value of the IPO Options that occurred at the time of the grant, in February 2008, the Committee approved a grant of restricted stock units. Awards of restricted stock units were made proportionately to each of the actively employed IPO Option recipients, including to each of the Named Executive Officers.

        The units vest one-third on each of November 9, 2009 ("2009 Units"), 2010 ("2010 Units") and 2011 ("2011 Units") and upon the attainment of growth of 4% per cycle in adjusted book value per common share including compounded dividends. The performance goal for the 2009 Units was not attained by the 2009 vesting date. Performance for the 2009 Units will be reassessed at the 2010 vesting for partial payout of 75% of those units. If the 4% growth is not attained by the 2010 vesting date, performance is again reassessed on the 2011 vesting for a 50% payment. Similarly, for the 2010 Units, if the 4% growth is not attained by the 2010 vesting date, the performance is reassessed on the 2011 vesting date for partial payout of 75% of the 2010 Units. Performance for the 2011 Units is only assessed once, on the 2011 vesting date.

        At vesting, each participant is also entitled to receive $0.84 per earned unit plus accumulated dividend equivalents. Dividend equivalents are credited to each participant, if, and to the same extent, that the Board of Directors approves a dividend for all Company shareholders. The dividend equivalents are determined by multiplying the dividend per share by the number of Units outstanding at the time the dividend is paid to shareholders. The dividend equivalents will be earned and vest at the same time and under the same conditions as the underlying units to which they are attributable.

        Upon vesting, the units and accumulated dividend equivalents are subject to mandatory deferral into a deferred compensation plan administered by the Company, with payment scheduled for May 2012. Payment will be made in a single lump sum in the form of cash, common shares, or partly in cash and partly in shares, as determined by the Compensation Committee.

Outstanding Equity Awards at Fiscal Year End

        The following table summarizes the option and stock awards to our Named Executive Officers that were outstanding as of December 31, 2009:

	Option Awards					Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)

T. Michael Miller	92,609	185,217		27.97	5/9/2012			319,720	5,898,529
								23,467	430,150

Paul H. McDonough	24,696	49,391		27.97	5/9/2012			53,506	1,012,933
								6,233	114,251

Kevin J. Rehnberg	20,580	41,159		27.97	5/9/2012			81,812	1,354,622
								5,225	95,774

Andrew C. Carnase	24,696	49,391		27.97	5/9/2012			81,812	1,354,622
								6,233	114,251

Bradford W. Rich	—	—		—	—			38,179	632,153

(1)
Represents IPO Options. See Note 4 to the Summary Compensation Table.

(2)
In May 2008, in recognition of the Special Dividend, the Compensation Committee adjusted the exercise price on the IPO Options from $30.00 to $27.97. See Note 4 to the Summary Compensation Table and "—OneBeacon Long-Term Incentive Plans—Stock Options."

(3)
Equity incentive plan awards not yet vested as of December 31, 2009 include: (i) 2008-2010 performance shares of: Mr. Miller (202,184 target performance shares); Mr. McDonough (32,349 target performance shares); Mr. Rehnberg (60,655 target performance shares); Mr. Carnase (60,655 target performance shares); Mr. Rich (28,306 target performance shares); (ii) 2009-2011 performance shares of: Mr. Miller (117,536 target performance shares); Mr. McDonough (21,157 target performance shares); Mr. Rehnberg (21,157 target performance shares); Mr. Carnase (21,157 target performance shares); Mr. Rich (9,873 target performance shares); and (iii) restricted stock units of: Mr. Miller (23,467 restricted stock units); Mr. McDonough (6,233 restricted stock units); Mr. Rehnberg (5,225 restricted stock units); and Mr. Carnase (6,233 restricted stock units). Share amounts and payout values are based on the closing price of the Class A common shares of the Company on December 31, 2009 at an estimated payout of 87.6% of target for the 2008-2010 cycle and 200% of target for the 2009-2011 cycle and 100% for the restricted stock units. The 2009-2011 performance shares include compounded dividends of $0.93. Restricted stock unit amounts and payout values are based upon the closing price of the Class A common shares of the Company on December 31, 2009 and are shown at 92% of the target amount initially awarded in accordance with the terms of the restricted stock units. The restricted stock units include $0.84 per share plus accrued but unvested dividend equivalents of $3.71. See "OneBeacon Long-Term Incentive Plans—Performance Shares" and "—Restricted Stock Units."

Option Exercises and Stock Vested

        The following table summarizes the performance share awards for the 2007-2009 stub cycle under the OneBeacon Long-Term Incentive Plan that vested during the fiscal year ended December 31, 2009; no options were exercised during 2009.

	Stock Awards

Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)

T. Michael Miller	20,644	326,377
Paul H. McDonough	4,129	65,275
Kevin J. Rehnberg	4,129	65,275
Andrew C. Carnase	4,129	65,275
Bradford W. Rich	3,613	57,116
(1)
Performance share awards granted under the OneBeacon Long-Term Incentive Plan. Represents 19.4% of target shares awarded for the 2007-2009 performance cycle. The shares vested on December 31, 2009 resulting in the payouts set forth in footnote 2 below. See "—Compensation Discussion and Analysis."

(2)
Based on $13.78, the closing price of OneBeacon common shares on December 31, 2009, plus $2.03 per share representing the Special Dividend. Actual amounts paid in March 2010, based on performance at 14.2% of target shares, the average of the high and low share prices of OneBeacon common shares on February 23, 2010, the date of the Compensation Committee meeting, and $2.03 per share, were as follows: Mr. Miller—$258,841; each of Messrs. McDonough, Rehnberg, Carnase—$51,786; Mr. Rich—$45,297.

Pension Plan

        Benefit accruals under our qualified defined benefit pension plan and our non-qualified supplemental plan were frozen for all participating employees as of December 31, 2002. None of the Named Executive Officers is eligible for our defined benefit pension plans based on their hire dates.

Deferred Compensation Plan

        The Named Executive Officers are eligible to voluntarily participate in unfunded, non-qualified plans for the purpose of deferring current compensation (each a "Deferred Compensation Plan" and collectively the "Deferred Compensation Plans"). Pursuant to the Deferred Compensation Plans, participants can choose to defer all or a portion of qualifying remuneration payable (consisting of up to 80% of base salary, up to 100% of annual bonus and/or up to 100% of long-term incentive compensation), which can be invested in various investment options including the OneBeacon Stock Fund and the White Mountains Stock Fund. None of the investment options offered under the Deferred Compensation Plans provides an above-market rate of interest. None of the Named Executive Officers has a balance under the Deferred Compensation Plans.

Potential Payments Upon Termination or Change in Control

        The table below summarizes the amounts that would be payable to our Named Executive Officers under our long-term incentive plans ("LTIP") and 2009 and 2010 retention awards in the event of involuntary termination, death or disability, or a termination following a change in control as well as severance that would be payable under our offer letters with certain of our NEOs, assuming in each case that the event occurred on December 31, 2009.

Required Maximum Payouts(1)

Name		Involuntary Termination/ Separation($)	Voluntary Termination/ Retirement($)	Death or Disability($)(2)	Change in Control with Termination($)(3)

T. Michael Miller	LTIP	—	—	4,512,654	11,379,550
	Severance	—	—	—	—

Paul H. McDonough	LTIP	—	—	829,471	2,001,645
	Severance	1,125,000	—	—	—

Kevin J. Rehnberg	LTIP	—	—	1,241,193	3,443,200
	Severance	400,000	—	—	—

Andrew C. Carnase	LTIP	—	—	1,252,955	3,461,683
	Severance	400,000	—	—	—

Bradford W. Rich	LTIP	—	—	619,478	1,766,196
	Severance	1,125,000	—	—	—

(1)
Based upon $13.78, the closing price of OneBeacon Class A common shares on December 31, 2009, and $2.03 per share representing the Special Dividend for 2007-2009 performance shares; $0.93 per share representing compounded dividends for 2009-2011 performance shares; and $4.55 per share representing accumulated dividends for restricted stock units.

(2)
These amounts include the compensation associated with performance shares for the 2007-2009 performance cycle that were earned by the Named Executive Officers on December 31, 2009. Amounts shown are based on 50% of target for the 2007-2009 cycle, 62.1% of target for the 2008-2010 cycle, 200% of target for the 2009-2011 performance share cycle and 131% of target for the 2009-2011 performance unit cycle. Restricted stock units represent (a) 75% of the third that has already vested and (b) the third that will vest on the next scheduled vesting date of November 2010, and accumulated dividend equivalents. These amounts exclude accelerated vesting of out-of-the money stock options that were not otherwise vested at December 31, 2009. See "—Restricted Stock Units."

(3)
These amounts include the compensation associated with performance shares for the 2007-2009 performance cycle and the 2009 retention awards that were earned by the Named Executive Officers on December 31, 2009. All amounts shown are valued at 100% of target. Restricted stock units represent payment based on the accelerated vesting of all unvested restricted stock units, along with payment of accumulated dividend equivalents. These amounts exclude accelerated vesting of out-of-the money stock options that were not otherwise vested at December 31, 2009.

Severance Agreements

        We have no formal severance arrangements with our Named Executive Officers, other than those contained in employment offer letters or pursuant to our long-term incentive plans. Severance benefits for our Named Executive Officers, if any, are as disclosed in "—Employment Offer Letters" on page 26 or as determined by the Compensation Committee from time to time in its sole discretion.

Long-Term Incentive Plans

        Under our long-term incentive plans, certain events such as retirement, death or disability or a change in control of the Company coupled with involuntary or constructive employment termination or amendment to such plans materially adverse to its participants, may cause stock options to become partially exercisable and performance shares, performance units and restricted stock units to become payable in full or in part as outlined below.

        None of our Named Executive Officers would have been entitled to receive any compensation with respect to outstanding award grants under our long-term incentive plans in the event of voluntary termination of employment or retirement on December 31, 2009.

        In the event of death or disability, for awards made under the OneBeacon plans, the Named Executive Officers or their beneficiaries would receive a pro-rated payment based on the number of full or partial months of service during the award period. For awards made under the long-term incentive plans, the award payment is calculated based on the actual performance attained through the last day of the calendar year in which the death or disability occurred. For performance share and performance unit awards, the award payment is calculated based on the actual performance attained through the last day of the calendar year in which the death or disability occurred with an assumed performance factor of not less than 50% regardless of actual performance. For restricted stock units, payment is based on vested units plus the accelerated vesting of units that would have vested at the next scheduled vesting date, along with payment of accumulated dividend equivalents.

        In the event of a change in control, followed by involuntary termination, constructive termination, or materially adverse amendment to our long-term incentive plans within 24 months of the change in control ("qualifying events"), for outstanding performance share and performance units, the Named Executive Officers would receive a pro-rated payment based on the full or partial months that have elapsed during the award period, an assumed performance factor of 100% without regard to actual performance, based upon the share and/or unit value as of the last day of the calendar quarter prior to the qualifying event. For restricted stock units, payment is based on the accelerated vesting of all unvested restricted stock units, and payment of the accumulated dividend equivalents.

        A change in control is defined as (i) a third party acquiring more than 35% of OneBeacon's common shares (on an economic basis) and more of OneBeacon's common shares than White Mountains owns (also on an economic basis), (ii) the continuing directors ceasing to constitute a majority of the OneBeacon board, or (iii) OneBeacon disposing of substantially all of its assets to a third party. Upon a qualifying event following a change in control, the manager in question will vest in (i) 100% of his or her options and restricted stock units and (ii) the pro rata portion of his or her performance shares and performance units earned at the time of the termination at an assumed 100% payout percentage.

        Our long-term incentive plans do not provide for tax reimbursements for excess parachute payments that may result from a change in control.

 COMPENSATION OF DIRECTORS

        The following table summarizes the compensation paid to our directors in the fiscal year ended December 31, 2009.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total($)

Morgan W. Davis	$14,000	$75,000	$89,000

Lois W. Grady	$22,000	$75,000	$97,000

Richard P. Howard	$8,000	$75,000	$83,000

Ira H. Malis	$73,500	$37,500	$111,000

Lowndes A. Smith	$201,500	$75,000	$276,500

Kent D. Urness	$159,000	—	$159,000

(1)
Includes annual Board retainer and meeting fees. Includes Chairman of the Board retainer, Chairman of Compensation Committee retainer and Audit Committee retainer for Mr. Smith. Includes Chairman of Audit Committee retainer for Mr. Urness. Includes Audit Committee Retainer for Mr. Malis. Mr. Davis received a distribution from the Deferred Compensation Plan in January 2009 in connection with his retirement as President of American Centennial Insurance Company in October 2008.

(2)
Represents annual Board retainer based upon the grant date fair value of the shares, as determined in accordance with ASC Topic 718. For a discussion of the assumptions used in calculating the fair value of the awards under ASC Topic 718, see Note 9.

        Our directors who are not employed by us or White Mountains are entitled to the following compensation for service on the Board of Directors and Board committees:

  •
  Annual compensation of $75,000 for each member of the Board, $150,000 annually for the Chairman of the Board, $50,000 annually for the Chairman of the Audit Committee, $10,000 annually for each member of the Audit Committee and $7,500 annually for each committee chairperson, other than the Audit Committee Chairman; and

  •
  Each director will receive a fee of $2,000 for each meeting of the Board or meeting of any committee on which he or she serves that he or she attends.

        Directors may elect to receive shares in lieu of cash for the annual retainer. We reimburse our directors for reasonable costs and expenses incurred in connection with attendance at Board and Board committee meetings.

 TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Approval of Related Person Transactions

        The Audit Committee pursuant to its Charter reviews and approves all related party transactions. For purposes of the Audit Committee's oversight responsibility, a related party transaction is defined as any transaction that is required to be disclosed in the Company's proxy statement—a transaction of more than $120,000 in which the Company and a director, executive officer or 5% or more shareholder or their immediate family members are participants and have a direct or indirect material interest. In addition, pursuant to a provision in the Company's Bye-Laws, any transaction between the Company and White Mountains or any officer, director or employee of White Mountains or any of their affiliates must be approved either by a majority (a) of the disinterested directors or (b) holders of a majority of common shares, excluding common shares held by White Mountains. In the course of its review and approval of a disclosable related party transaction, the Audit Committee or the disinterested directors as the case may be considers:

  •
  the nature of the related person's interest in the transaction; and

  •
  the material terms of the transaction, including, without limitation, the amount and type of transaction.

        Any member of the Audit Committee who is a related person with respect to a transaction under review, or any director or officer of White Mountains who is also a director of the Company, may not participate in the deliberations or vote respecting approval of the transaction but may be counted in determining the presence of a quorum at a meeting of the Audit Committee or the full Board as the case may be.

Transactions with Related Persons

White Mountains

Separation Agreement

        In connection with the initial public offering of the Company's common shares and a related internal reorganization, the Company entered into a Separation Agreement dated November 14, 2006 with White Mountains (the "Separation Agreement") to address a number of operational, administrative and financial matters relating to the fact that OneBeacon would no longer be a wholly-owned subsidiary of White Mountains. These matters included, among others, the administration of payroll, employee benefits programs, deferred compensation and 401(k) plans, OneBeacon's travel and logistics office, certain information technology assets and functions and certain agreements with respect to finance and tax arrangements. Pursuant to the Separation Agreement, White Mountains has agreed to indemnify the Company and its subsidiaries, as well as their current and former officers, directors and employees to the extent permitted by law, for any and all claims or actions resulting in losses, expenses or damages relating to or arising out of the business, operation or ownership of any subsidiary company or business owned by the Company or its subsidiaries that, subsequent to OneBeacon's ownership, was a subsidiary or business of White Mountains (but no longer a subsidiary or business of OneBeacon). For the year ended December 31, 2009, OneBeacon recorded expenses of $611,400 and recorded revenues of $2.6 million for services under the Separation Agreement that OneBeacon received from or provided to White Mountains and its subsidiaries, respectively.

        Included within the Separation Agreement is a provision which indemnifies the Company from an increase in income taxes which result from certain transactions that took place prior to the initial public offering. This provision also states that any excess taxes and interest recorded in the contingency reserve will be payable to White Mountains if a final determination results in less cash payment to the government for taxes and interest. On December 9, 2009, the Company made a payment of

$8.4 million to White Mountains Insurance Group, Ltd. due to the final determination of the 2003 and 2004 federal income tax examination.

Registration Rights Agreement

        Also in connection with the initial public offering, the Company entered into a registration rights agreement dated November 14, 2006 with White Mountains that provides that White Mountains can demand that the Company register the distribution of its common shares owned by White Mountains ("demand" registration rights). In addition, White Mountains has "piggyback" registration rights, which means that White Mountains may include its shares in any future registrations of the Company's common equity securities, whether or not that registration relates to a primary offering by the Company or a secondary offering by or on behalf of any of the Company's shareholders. These registration rights are transferable by White Mountains. The Company will pay all costs and expenses in connection with each such registration, except underwriting discounts and commissions applicable to the common shares sold by White Mountains. The registration rights agreement contains customary terms and provisions with respect to, among other things, registration procedures and rights to indemnification in connection with the registration of the common shares on behalf of White Mountains. The Company will register sales of its common shares owned by employees and directors of White Mountains pursuant to employee share or option plans, but only to the extent such registration is required for the shares to be freely tradable.

Investment Management Agreement with White Mountains Advisors LLC

        Prior to the initial public offering, White Mountains Advisors LLC ("WM Advisors") managed the majority of OneBeacon's investments, including the investments of the employee benefit plan portfolios. Prospector Partners, LLC ("Prospector") served as a discretionary advisor with respect to certain assets, specifically publicly-traded common equity and convertible securities, through a sub-advisory agreement with WM Advisors. See "—Investment Management Agreement with Prospector Partners, LLC" on page 41.

        Subsequent to the initial public offering, under agreements dated as of November 2006 and November 2007, WM Advisors supervises and directs the fixed income and alternative investment portion of OneBeacon's investment portfolio in accordance with the investment objectives, policies and restrictions described in OneBeacon's investment guidelines (the "Investment Guidelines"), as well as the majority of the investments of the employee benefit plan portfolios.

        Under the agreements, WM Advisors has full discretion and authority to make all investment decisions in respect of the fixed income and other investments portions of OneBeacon's investment portfolio and, until the fourth quarter of 2009, the portfolios of the employee benefit plans on OneBeacon's behalf and at OneBeacon's sole risk, and to do anything which WM Advisors deems is required, appropriate or advisable in connection with the foregoing, subject to and in accordance with the Investment Guidelines. The assets of OneBeacon's portfolio are held in one or more separately identifiable accounts in the custody of a bank or similar entity designated by OneBeacon and acceptable to WM Advisors. OneBeacon is responsible for custodial arrangements and the payment of all custodial charges and fees. OneBeacon has agreed to pay annual investment management fees generally based on the quarter-end market values held under custody as set forth in the table below:

Assets Under Management	Annual Fee
Investment Grade Fixed Income:
—Up to $999 million	10.0 basis points
(0.1% or 0.001)
—Next $1-$1.999 billion	8.5 basis points
—Amounts over $2 billion	7.5 basis points
High Yield Fixed Income	25.0 basis points
Hedge Funds, Limited Partnerships and Private Equities	100.0 basis points

        WM Advisors is paid a quarterly fee for treasury management services computed at the annual rate of 1.75 basis points (0.0175%) of the aggregate value of net assets on an annual basis. OneBeacon incurred approximately $7.6 million in fees for investment management services provided by WM Advisors under this investment management agreement, including approximately $1.2 million in fees related to the Company's employee benefit plan portfolios and approximately $650,000 in treasury management fees, with respect to services rendered for the fiscal year ending December 31, 2009.

        The agreements provided for an initial fixed term of three years, which was extended by OneBeacon for an additional two year term. During such term, the WM Advisors agreement is terminable by OneBeacon only (i) for cause (including material non-performance by WM Advisors), (ii) if there is a change in control of WM Advisors (for this purpose, a change in control represents 50% or greater change in voting interest of WM Advisors), or (iii) if White Mountains' voting interest in OneBeacon falls below 50%. Following the end of the initial term and any extensions, the agreements may be terminated by either party on 60 days written notice.

        Through a sub-advisory agreement with WM Advisors, Prospector served as discretionary advisor with respect to the publicly-traded common equity and convertible securities of the employee benefit plan portfolios. In July 2009, WM Advisors notified the Company that it intended to terminate the investment management agreements with the Company pursuant to which WM Advisors provided services with respect to the management of the employee benefit plan portfolios. WM Advisors was also the investment manager for three proprietary funds offered in the KSOP and had appointed Prospector through a sub-advisory agreement to manage two of those funds. Effective November 1, 2009 and December 1, 2009, the sub-advisory agreements were terminated and OneBeacon entered into investment management agreements with Prospector to manage the portfolios of OneBeacon's employee benefit plans. See "Related Party Transactions—Prospector".

OneBeacon U.S. Holdings, Inc. Guarantee

        White Mountains has provided and, pursuant to the Separation Agreement, continues to provide an irrevocable and unconditional guarantee as to the payment of principal and interest (the "Guarantee") on OneBeacon U.S. Holdings, Inc. ("OBH"), a wholly-owned subsidiary of the Company, formerly Fund American Companies, Inc., 5.875% Senior Notes due 2013 (the "Senior Notes"). In May 2003, OBH, formerly a subsidiary of White Mountains, issued $700 million face value of Senior Notes through a public offering, at an issue price of 99.7%. The Senior Notes bear an annual interest rate of 5.875%, payable semi-annually in arrears on May 15 and November 15, until maturity on May 15, 2013.

        In consideration of this Guarantee, OneBeacon has agreed to pay a specified fee to White Mountains in the amount of 25 basis points per annum on the outstanding principal amount of the Senior Notes. Such payment will be made on a semi-annual basis in arrears. OneBeacon has further agreed that if White Mountains' voting interest in the Company falls below 50%, OneBeacon will redeem, exchange or otherwise modify the Senior Notes in order to fully and permanently eliminate White Mountains' obligations under the Guarantee (the "Guarantee Elimination"). White Mountains has agreed to provide written notice to OneBeacon when its voting interest in OneBeacon has been reduced below 50%. OneBeacon shall have 180 days from the receipt of such notification to complete the Guarantee Elimination. If the Guarantee Elimination is not completed within the initial 180-day period, the Guarantee fee shall increase by 200 basis points. The Guarantee fee shall further increase by 100 basis points for each subsequent 90-day period thereafter, up to a maximum Guarantee fee of 425 basis points, until the Guarantee Elimination has been completed. All expenses associated with the elimination of the Guarantee will be borne by OneBeacon. The Company incurred $1.7 million in fees for the provision of the Guarantee for the fiscal year ended December 31, 2009.

        White Mountains has two revolving credit facilities which provide for borrowing up to a maximum of $451 million and which contain restrictive financial covenants. The indenture documents governing the Senior Notes provide that if White Mountains as guarantor of the Senior Notes has a payment default in excess of $25 million under a credit agreement, mortgage or similar debt agreement, there is a default under the Senior Notes (commonly referred to as a "cross default"). Therefore, if White Mountains were to breach its financial covenants in its revolving credit facility, an event of default would result, which would allow lenders to declare all amounts owed under the revolving credit facility to be immediately due and payable. A failure to pay the amounts owed under the revolving credit facility would result in a trigger of the cross default provisions in the indenture documents governing the Senior Notes resulting in a required repayment of the Senior Notes. As of December 31, 2009, the facilities were undrawn.

Esurance Insurance Services, Inc.

  Administration Services

        Esurance Insurance Services, Inc., a subsidiary of White Mountains ("Esurance"), and New Jersey Skylands Management, LLC, a subsidiary of the Company ("NJSM"), entered into a Transition Services Agreement (the "Transition Services Agreement") dated as of June 28, 2007. The Transition Services Agreement provided that NJSM would provide certain transition services to Esurance during the period from July 2007 through May 2009. NJSM provided the following services to Esurance pursuant to the Transition Services Agreement: facilities and building services (cubicles; office furniture; common space; conference rooms; telecommunications equipment and services; building management services; and mailroom services); and IT services (network connections; and voice and telecommunications services). During 2009, Esurance paid NJSM approximately $94,000 under the Transition Services Agreement.

  Claims Counsel Services

        From time to time, the Company provides staff counsel services to Esurance. The Company's staff counsel defends Esurance policyholders when the policyholders are sued by third party tort plaintiffs arising from automobile accidents. The hourly cost of the staff counsels' time is charged to Esurance. In 2009, Esurance paid OBIC approximately $44,000 for counsel services.

  Sublease

        OBIC subleases to Esurance Insurance Company approximately 4,200 square feet of an approximately 14,000 square foot office facility in Brooklyn, NY. The sublease term commenced August 15, 2008 and terminates on November 29, 2014. Esurance has the option to sublease an additional 3,000 square feet of the office space if available on the same terms and conditions as the original sublease except that the monthly rental payment would increase to approximately $29,500 per month. In addition, Esurance has the right of first refusal on the remainder of the office space on terms and conditions to be agreed upon by the parties. In 2009, Esurance paid OBIC approximately $216,247 for the office space.

  Brokerage Commission

        In 2009, AutoOne Insurance Company, a division of the Company ("AutoOne"), assisted Esurance, Inc. with the sale of $5 million of excess 2009 New York take-out credits and received a fee of $15,000. Various states have assigned risks pools which provide automobile insurance for individuals unable to secure coverage in the voluntary market. Insurers are obligated to accept future assignments from state assigned risk pools as a condition of maintaining a license to write auto business in the state. However, insurers may satisfy their assigned risk obligations by utilizing various credits (including take-out credits).

  Sale of HCIC to Esurance Holdings, Inc.

        During the third quarter of 2006, OneBeacon sold one of its inactive licensed subsidiaries, Homeland Central Insurance Company ("HCIC"), to Esurance Holdings, Inc. ("Esurance Holdings"), a subsidiary of White Mountains. HCIC was renamed Esurance Insurance Company of New Jersey ("Esurance Insurance NJ"). In connection with the sale, Esurance Holdings agreed to pay $2.85 million of the total purchase price in periodic annual installments based upon a percentage of an annually recognized tax benefit with respect to premium tax in the State of New Jersey. Because of the license held by HCIC in New Jersey, Esurance Insurance NJ is entitled to a tax benefit that results in a reduction of the amount of annual state premium tax due on premiums written in New Jersey. In March 2009, after the filing of its New Jersey premium tax return, Esurance Insurance NJ paid OneBeacon approximately $417,700.

  OFAC Compliance Services Agreement between OneBeacon Insurance Company and Esurance Insurance Company

        The U.S. Department of the Treasury Office of Foreign Assets Control ("OFAC") rules prohibit U.S. businesses from providing services to terrorists, drug traffickers, and others engaged in activities related to the proliferation of weapons of mass destruction and threats to the national security, foreign policy or economy of the United States in order to enforce U.S. foreign policy including economic and trade sanctions. Prior to entry into the OFAC Compliance Services Agreement in November 2009, the Company provided OFAC compliance services to Esurance Insurance Company pursuant to the Separation Agreement. The fees paid by Esurance to the Company during 2009 pursuant to the Separation Agreement are included under "Related Party Transactions—Separation Agreement" above. In November 2009, the Company entered into an OFAC Compliance Services Agreement with Esurance pursuant to which the Company will continue to assist Esurance with its compliance with OFAC rules and regulations. During 2009, Esurance paid approximately $5,400 to OneBeacon Insurance Company with respect to the provision of OFAC services, including $900 under the OFAC Compliance Services Agreement.

Tax Payment by OneBeacon U.S. Financial Services, Inc. to White Mountains Re Holdings, Inc.

        Certain members of the White Mountains Re Holdings, Inc. ("WTMRe") group were part of the OneBeacon U.S. Financial Services, Inc. ("OBFS"), formerly Fund American Financial Services, Inc. consolidated tax group in 2004. After leaving the group in November 2004, a tax loss was incurred in 2005 that could be carried back to the OBFS 2004 tax return. The carryback generated a refund of $25.6 million from the Internal Revenue Service that was paid to WTMRe upon receipt in 2006. As a result of the settlement of the federal income tax exam for 2004, additional 2005 losses were used to reduce the additional tax payment due to the IRS. OBFS paid WMRe $1.7 million in December 2009 for these additional losses.

Tax Payment from WM Advisors to OneBeacon U.S. Financial Services, Inc.

        In December 2009, WM Advisors made a tax payment to OneBeacon U.S. Financial Services, Inc. in connection with the settlement of the federal income tax exam for 2003 and 2004 in the amount of $3,189,126.

Tax Payment from OneBeacon U.S. Financial Services, Inc. to White Mountains Inc.

        In December 2009, OneBeacon U.S. Financial Services, Inc. made a payment to White Mountains, Inc. in connection with the settlement of the federal income tax exam for 2003 and 2004 in the amount of $495,933.

Federal Insurance Indemnity

        In December 2003, White Mountains and Fund American Companies, Inc., now OBH, entered into a General Agreement of Indemnity with Federal Insurance Company ("Federal"), under which Federal agreed to execute judicial and similar bonds on behalf of White Mountains and OBH and their respective subsidiaries. Under the General Agreement of Indemnity, White Mountains and OBH agreed to jointly and severally indemnify Federal for any losses under the bonds. Included within the Separation Agreement is a provision under which each of White Mountains and the Company will indemnify the other for losses arising out of or in connection with bonds to the extent for the benefit of White Mountains or the Company, respectively. At December 31, 2009, total exposure under the General Agreement of Indemnity for outstanding bonds was $1,578,000, of which $1,271,000 related to bonds issued on behalf of OBH or its subsidiaries. As of November 2006, the Company entered into a new agreement with Federal providing a similar bonding capacity to which White Mountains is not a party.

Prospector

Investment Management Agreement with Prospector Partners, LLC

        Prior to the initial public offering, Prospector managed most of the publicly-traded common equity and convertible securities in OneBeacon's portfolio, as well as the employee benefit plan portfolios, through a sub-advisory agreement with WM Advisors.

        In connection with the initial public offering, OneBeacon entered into an investment management agreement with Prospector in November 2006, as amended in November 2007, pursuant to which Prospector supervises and directs the publicly-traded common equity and convertible securities portion of OneBeacon's investment portfolio in accordance with the investment objectives, policies and restrictions described in OneBeacon's investment guidelines. Under the agreement, Prospector has discretion and authority with respect to the portfolio it manages for OneBeacon that is substantially similar to WM Advisors' discretion and authority under its agreement. The assets of OneBeacon's portfolio are held in one or more separately identifiable accounts in the custody of a bank or similar entity designated by us and acceptable to Prospector. OneBeacon is responsible for custodial arrangements and the payment of all custodial charges and fees. The Company incurred $3.5 million in fees for services rendered with respect to OneBeacon's portfolio during the fiscal year ended December 31, 2009.

        Under the Prospector investment management agreement, OneBeacon pays annual management fees to Prospector based on aggregate net assets under management according to the following schedule: 1.00% on the first $200 million; 0.50% on the next $200 million; and 0.25% on amounts over $400 million. The agreement had an initial fixed term of three years which was extended by the Company for an additional two year term. The agreement is terminable by OneBeacon only (i) for cause (including material non-performance by Prospector), (ii) if either John D. Gillespie or Richard P. Howard are no longer affiliated with Prospector, (iii) if there is a change in control of Prospector (for this purpose, a change in control represents 50% or greater change in voting interest of Prospector), or (iv) if White Mountains' voting interest in the Company falls below 50%. Following the end of the initial term and any extensions, the Prospector investment management agreement may be terminated by either party on 60 days written notice.

        Prospector served as a discretionary advisor to WM Advisors under the sub-advisory agreement with respect to specified assets in OneBeacon's employee benefit plan portfolios until the fourth quarter of 2009. As described above under "—White Mountains—Investment Management Agreement with White Mountains Advisors LLC", in July 2009, WM Advisors notified the Company that it intended to terminate the investment management agreements with the Company pursuant to which WM Advisors provided services with respect to the management of the portfolios of the OneBeacon

Pension Plan (the "Pension Plan") and the OneBeacon 401(k) Savings and Employee Stock Ownership Plan (the "KSOP"). Effective as of November 1, 2009, the Pension Plan entered into a new investment management agreement with Prospector with respect to the management of the Pension Plan assets (the "Pension IMA"). Effective as of December 1, 2009, OneBeacon Insurance Company on behalf of the KSOP entered into a new investment management agreement with Prospector with respect to the management of two proprietary funds under the KSOP (the "KSOP IMA"). Fees incurred under each of the Pension IMA and the KSOP IMA for the year ended December 31, 2009 were approximately $154,000 and $210,000, respectively.

        Richard P. Howard, a portfolio manager of Prospector, is a director of the Company.

Prospector Managed Limited Partnerships

        At December 31, 2009, OneBeacon had $41.6 million invested in the Prospector Turtle Fund, L.P. and the Prospector Partners Fund, L.P., limited partnerships managed by Prospector. Under the limited partnership agreements, Prospector serves as general partner and general manager of the funds and is paid a management fee by the Company. In addition, the Company allocates a portion of its earnings on the Company's limited partnership interests to Prospector as an incentive fee. The Company incurred approximately $406,000 in management fees and approximately $326,000 in incentive fees for the year ended December 31, 2008.

Other Transactions

        Small Army, Inc. provides marketing and creative services to the Company. Jeffrey R. Freedman, the CEO and owner of Small Army, Inc., is the husband of Jane E. Freedman, the Company's Secretary. In 2009, the Company paid Small Army approximately $135,000 for marketing services.

REPORT OF THE AUDIT COMMITTEE

        In connection with the audit of the Company's financial statements for the year ended December 31, 2009, the Audit Committee has: (1) reviewed and discussed with management and Pricewaterhouse Coopers LLP ("PwC") the Company's audited financial statements for the year ended December 31, 2009, management's assessment of the effectiveness of the Company's internal control over financial reporting and PwC's audit of the Company's internal control over financial reporting; (2) reviewed and discussed with PwC the matters required by Statement of Auditing Standards No. 61, as amended; and (3) received the written disclosures and the letter from PwC required by the applicable Public Company Accounting Oversight Board rules and discussed with PwC their independence.

        Based on these reviews and discussions, the Audit Committee determined that the non-audit fees billed by PwC for services performed in 2009 and 2008 (as presented herein) are compatible with maintaining their independence. Further, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for filing with the SEC and for presentation to Members at the 2010 Annual Meeting.

        Management is responsible for the preparation, presentation and integrity of the Company's consolidated financial statements as well as for establishing and maintaining adequate internal control over financial reporting. The Company's independent registered public accounting firm, PwC, is responsible for expressing its opinion on the conformity of the Company's audited financial statements with Generally Accepted Accounting Principles ("GAAP"). It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and in accordance with GAAP; that, as described above, is the responsibility of management and PwC. In giving its recommendation to the Board, the Audit Committee has relied on (1) management's representation that such financial statements have been prepared with integrity and objectivity and in conformity with GAAP and (2) the reports of PwC with respect to such financial statements.

        The Audit Committee has established a Charter which outlines its primary duties and responsibilities. The Audit Committee Charter, which has been approved by the Board, is reviewed at least annually, is updated as necessary and is available for viewing at www.onebeacon.com.

Submitted by the Audit Committee

Kent D. Urness, Chairman
Ira H. Malis
Lowndes A. Smith

 INDEPENDENT REGISTERED PUBLIC ACCOUNTANT FEES AND SERVICES

        The Audit Committee pursuant to its policy pre-approves the scope and fees for all services performed by PwC. Annually, the OneBeacon Audit Committee receives and pre-approves a written report from PwC describing the elements expected to be performed in the course of its audit of OneBeacon's financials. All other audit, audit-related and non audit-related services rendered by PwC also require pre-approval, which may be granted in accordance with the provisions of the policy either (a) at a meeting of the full Audit Committee, (b) on an interim basis by the Chairman of the Audit Committee, provided that the requested services are not expressly prohibited and are ratified by the full Audit Committee at its next regularly scheduled meeting, or (c) on a per-project basis by the Director of Internal Audit or his/her designee through specific compliance with pre-approved definitions of services that do not exceed per-project limits established by the Committee, provided that the Director of Internal Audit makes a full report of all services pre-approved pursuant to the policy at the next regularly scheduled meeting of the Committee.

        It is the intent of the policy to assure that PwC's performance of audit, audit-related and non audit-related services are consistent with all applicable rules on auditor independence. As such, services expressly prohibited by the Audit Committee under its policy include bookkeeping or other services related to the accounting records or financial statements of the Company or its subsidiaries; financial information systems design and implementation; appraisal and valuation services, fairness opinions; contribution-in-kind reports; certain actuarial services; internal audit outsourcing services; management functions; human resources; broker-dealer, investment advisor or investment banking services; legal services; and expert services unrelated to the audit. All services performed by PwC during 2009 and 2008 were pre-approved in accordance with the policy described above.

        The services performed by PwC in 2009 and 2008 are described below. PwC does not provide any services to the Company prohibited under applicable laws and regulations, such as financial information systems design and implementation. From time to time, PwC may perform permissible consulting services for the Company, provided they have been pre-approved in accordance with the policy described above. To the extent consulting services are provided by PwC, they are closely monitored and controlled by both management and the Audit Committee to ensure that their nature and extent do not interfere with the independence of PwC. The independence of PwC is also considered annually by the Audit Committee.

        The following table sets forth the approximate aggregate fees billed by PwC for professional services provided in 2009 and 2008:

PwC Fees	2009(4)	2008(4)
Audit Fees(1)	$1,412,873	$1,872,445
Audit-Related Fees(2)	180,400	219,739
Tax Fees(3)	52,099	32,743
Total	$1,645,372	$2,124,927

(1)
The fees in this category were for professional services rendered in connection with (a) the audits of the Company's annual financial statements including the Company's internal control over financial reporting, included in the Company's Annual Report on Form10-K, (b) the review of the Company's quarterly financial statements included in its Quarterly Reports on Form 10-Q, (c) audits of the Company's subsidiaries that are required by statute or regulation, and (d) services that generally only the Company's independent registered public accounting firm reasonably can provide.

(2)
The fees in this category were for professional services rendered in connection with (a) employee benefit plan audits, (b) agreed upon procedures, (c) a consent in connection with the filing of the Company's and OneBeacon U.S. Holdings, Inc.'s shelf registration statement on Form S-3 in 2008, and (d) other regulatory requirements.

(3)
The fees in this category were for professional services rendered in connection with tax strategy assistance and tax compliance services.

(4)
(a) The fees reported include expense reimbursements of $26,370 and $27,227 in 2009 and 2008, respectively. (b) All fees shown are included in aggregate fees billed to White Mountains for services rendered by PwC during 2009 and 2008 as disclosed in White Mountains' 2010 and 2009 Proxy Statements.

EQUITY COMPENSATION PLAN INFORMATION

        The following table provides information about our equity compensation plans that authorize the issuance of shares of Company common stock. This information is provided as of December 31, 2009.

	(A)	(B)	(C)
Plan Category	Number of securities to be Issued upon exercise of Outstanding options, Warrants and rights(1)(2)	Weighted average exercise Price of outstanding options, warrants and rights	Number of securities Remaining available for Future issuance under Equity compensation plans (excluding securities reflected in column A)(3)
Equity compensation plans approved by stockholders	0	$0	7,463,169
Equity compensation plans not approved by stockholders	1,015,610	$27.97	2,734,390
Total	1,015,610	$27.97	10,197,559

(1)
Includes shares underlying IPO Options granted under the OneBeacon Long-Term Incentive Plan. The material terms of the OneBeacon Long-Term Incentive Plan are described in Note 9. The IPO Options are described in footnote 4 to the Summary Compensation Table.

(2)
Excludes performance shares and restricted stock units granted to certain members of senior management, including the Named Executive Officers, by the Compensation Committee in February 2007 under the OneBeacon Incentive Plan and in February 2008, February 2009 and February 2010 under the 2007 Plan. Performance share awards and restricted stock units typically are settled in cash although they may be paid in shares at the discretion of the Compensation Committee. See "Executive Compensation—Compensation Discussion and Analysis" and "Executive Compensation—Summary Compensation Table".

(3)
Under the 2007 Plan, includes shares remaining for issuance at target pursuant to restricted stock, restricted stock unit and performance share awards, which could result in the issuance of up to 14,963,169 shares. Under the OneBeacon Long-Term Incentive Plan, includes shares remaining for issuance at target pursuant to restricted stock and performance share awards, which could result in the issuance of up to 6,484,390 common shares.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

        Pursuant to SEC rules relating to the reporting of changes in beneficial ownership of common shares, the executive officers, directors and greater than 10% Members are believed to have filed all reports required under Section 16(a) of the Exchange Act on a timely basis during 2009 except for a Form 4 that was filed late on behalf of each of Morgan W. Davis, Lois G. Grady, Richard P. Howard, Ira H. Malis and Lowndes A. Smith to disclose the receipt of Class A common shares in payment of the annual Board retainer.

PROPOSAL 2

APPROVAL OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

        Subject to Member approval, the Audit Committee of the Board has appointed PwC as the Company's independent registered public accounting firm for 2010. Further, Members are being asked to authorize the Board, acting by the Audit Committee, to negotiate and fix the remuneration to be paid to PwC in connection with the services to be provided to the Company for 2010. Representatives from PwC will attend the 2010 Annual Meeting, will be provided with the opportunity to make a statement and will be available to answer appropriate questions.

        PwC has served as the Company's independent registered public accounting firm for the past 4 years and as White Mountains' registered public accounting firm for the past 10 years.

        The Board recommends a vote FOR Proposal 2 approving the appointment of PwC as the Company's Independent Registered Public Accounting Firm for 2010.

 OTHER MATTERS

Manner of Voting Proxies

        Common shares represented by all valid proxies received will be voted in the manner specified in the proxies. Where specific choices are not indicated, the common shares represented by all valid proxies received will be voted FOR Proposal No. 2 named earlier in this proxy statement.

        If you hold your shares through a broker, bank or other financial institution, the SEC has approved an NYSE rule that changes the manner in which your vote for the election of directors will be handled at the 2010 Annual Meeting, which is now consistent with the manner of voting on non-routine matters. Effective as of January 1, 2010, your broker is no longer able to vote on your behalf for the election of directors unless you provide specific voting instructions by completing and returning your proxy card.

        In the case of common shares held in employee benefit plans, the trustee will typically vote all common shares within such plans in direct proportion to those common shares actually voted by plan participants.

        Should any matter not described above be acted upon at the meeting, the persons named in the proxy card will vote in accordance with their judgment. The Board knows of no other matters which are to be considered at the 2010 Annual Meeting.

Votes Required for Approval

        With respect to the election of directors, the nominees receiving the highest number of votes, up the number of directors to be elected, shall be deemed elected. The other proposals require the affirmative vote of a majority of the voting power held by holders of common shares present at the 2010 Annual Meeting, in person or by proxy, provided a quorum is present.

Inspector of Election

        Wells Fargo Shareowner Services has been appointed as Inspector of Election for the 2010 Annual Meeting. Representatives of Wells Fargo will attend the 2010 Annual Meeting to receive votes and ballots, supervise the counting and tabulating of all votes and ballots and determine the results of the vote.

Costs of Solicitation

        The solicitation of proxies will be made primarily by mail, however, directors, officers, employees and agents of the Company may also solicit proxies by telephone, internet or personal interview. Solicitation costs will be paid by the Company. Upon request, the Company will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding proxy materials to their principals.

Delivery of Documents to Members Sharing an Address

        We have adopted a procedure approved by the Securities and Exchange Commission called "householding." Under this procedure, we are permitted to deliver a single copy of our proxy statement and annual report to Members sharing the same address. Householding allows us to reduce our printing and postage costs and reduces the volume of duplicative information received at your household.

        In the future, we will send only one annual report and proxy statement to Members sharing the same address unless we receive instructions to the contrary from any Member at that address. Those Members who desire additional copies of this document or would like to receive separate copies of this document in the future should contact their bank, broker or other holder of record or the Secretary at the address in this proxy statement. You also may request copies of our annual disclosure documents on our web site at www.onebeacon.com.

Availability of Proxy Materials and Annual Report

        The Company's audited financial statements for the year ended December 31, 2009, as approved by the Company's Board of Directors, will be presented at the 2010 Annual Meeting. This proxy statement and our 2009 Annual Report are also available on our web site at www.onebeacon.com under the heading "Investor Relations." Most Members can elect to view future proxy statements and annual reports, as well as vote their common shares, over the internet instead of receiving paper copies in the mail. This will save us the cost of producing and mailing these documents. If you hold shares through a bank, broker or other holder of record, please refer to the information provided by your bank or broker regarding the availability of electronic delivery. If you hold shares through a bank, broker or other holder of record and you have elected electronic access, you will receive information in the proxy materials mailed to you by your bank or broker containing the internet address for use in accessing our proxy statement and annual report.

Proposals by Members for the 2011 Annual General Meeting of Members

        Member proposals (other than proposals nominating director candidates for which the procedures are outlined on page 8) must be received in writing by the Secretary of the Company no later than December 10, 2010 and must comply with the requirements of the SEC in order to be considered for inclusion in the Company's proxy statement relating to the Annual General Meeting to be held in 2011.

Other Matters

        Whether or not you plan to attend the meeting, please vote over the internet or by telephone or complete, sign and return the proxy card sent to you in the envelope provided. No postage is required for mailing in the United States.

        Our 2009 Annual Report, which is not a part of this proxy statement and is not proxy soliciting material, is enclosed.

By Order of the Board of Directors,

Jane E. Freedman, Secretary
April 23, 2010

The Board of Directors Recommends a Vote FOR Items 1 and 2. 1. Election of four Class I 01 Lois W. Grady 03 Lowndes A. Smith Vote FOR Vote WITHHELD Directors with a term 02 T. Michael Miller 04 Kent D. Urness all nominees from all nominees ending in 2013: (except as marked) (Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.) 2. Approval of the appointment of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for 2010. For Against Abstain THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL. Address Change? Mark box, sign, and indicate changes below: Date Signature(s) in Box Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy. TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD. Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945 ONEBEACON INSURANCE GROUP, LTD.

OneBeacon Insurance Group, Ltd. proxy This proxy is solicited by the Board of Directors for use at the Annual General Meeting on June 16, 2010 and any adjournment thereof. The shares you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side. If no choice is specified, the proxy will be voted “FOR” Items 1 and 2. The undersigned hereby appoints T. Michael Miller and Paul H. McDonough, and each of them, proxies with full power of substitution, to vote all Common Shares of the undersigned at the 2010 Annual General Meeting of Members to be held Wednesday, June 16, 2010, and at any adjournment thereof, upon all subjects that may properly come before the meeting including the matters described in the proxy statement furnished herewith, subject to any directions indicated on the reverse of this card. If no directions are given, the proxies will be voted FOR the Election of the Company’s Class I Directors; FOR the Appointment of the Company’s Independent Registered Public Accounting Firm, and at their discretion on any other matter that may properly come before the meeting. Your vote is important! Please sign and date on the reverse side and return promptly in the enclosed postage-paid envelope or otherwise to OneBeacon Insurance Group, Ltd., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873. See reverse for voting instructions. 101334 ONEBEACON INSURANCE GROUP, LTD. ANNUAL GENERAL MEETING OF MEMBERS Wednesday, June 16, 2010 12:00 noon Atlantic Time (11:00 a.m. ET) Tucker’s Point Hotel 60 Tucker’s Point Drive Hamilton Parish, Bermuda